Exhibit 10.46

[*] indicates that a confidential portion of the text of this agreement has been omitted.

COLLABORATION AGREEMENT

This Collaboration Agreement (this “Agreement”) is dated as of November 1, 2006 (the “Effective Date”) and is made by and between Takeda Pharmaceutical Company Limited, a Japanese corporation having offices at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan (hereinafter “Takeda”); and XOMA (US) LLC, a Delaware limited liability company having offices at 2910 Seventh Street, Berkeley, California 94710, USA (hereinafter “XOMA”). Takeda and XOMA are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, Takeda and XOMA are each in the business of, among other things, discovering and developing products for the prevention or treatment of human diseases and conditions;

WHEREAS, Takeda (a) has technology for and expertise in the identification and validation of targets for use in the discovery of such products, and has identified and validated, and continues to identify and validate, target antigens for use in the discovery of antibodies potentially useful for such purposes, and (b) has personnel with expertise in the development of such products;

WHEREAS, XOMA has technology for and expertise in the discovery, optimization, development and manufacturing of antibodies potentially useful for such purposes;

WHEREAS, Takeda and XOMA are interested in collaborating (a) in the discovery of antibodies to target antigens identified and validated by Takeda and (b) in the development of such antibodies for use in the prevention or treatment of human diseases and conditions;

WHEREAS, it is anticipated that XOMA will have primary responsibility for research and preclinical development activities relating to the target antigens that are the subject of the Parties’ collaboration, including antibody discovery, identification of antibodies suitable for supporting Investigational New Drug application filing(s) and the manufacturing of clinical trial material for such antibodies during their clinical development; and

WHEREAS, it is anticipated that Takeda will have primary responsibility for all activities relating to development and commercialization of Collaboration Products including without limitation the filing of Investigational New Drug applications, clinical development and the sales and marketing of Collaboration Products.

NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties hereto mutually agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings specified below:

1.1 “Additional Upfront Fee” has the meaning specified in Section 7.1 hereof.

1.2 “Adverse Drug Reaction” means any untoward medical occurrence in a patient or subject who is administered a Collaboration Product, the occurrence of which should be reported to one or more Regulatory Authorities in accordance with applicable Laws where the Collaboration Product is being administered to patients or subjects.

1.3 “Affiliate” means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by or is under common control with a Party to this Agreement. For purposes hereof, “control” means (a) in the case of a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entity; or (c) possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, TAP Pharmaceutical Products, Inc. and its subsidiaries, TAP Pharmaceuticals Inc. and TAP Finance Inc., shall be deemed Affiliates of Takeda for purposes hereof so long as Takeda directly or indirectly owns fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors thereof.

1.4 “Annual Maintenance Fee” has the meaning specified in Section 7.2 hereof.

1.5 “Antibody” means any immunoglobulin molecule whether in monospecific or any other form and shall include, without limitation, immunoglobulin fragments, such as Fv, Fab, F(ab’) and single-chain antibodies.

1.6 “Antibody Product” means any composition of matter or article of manufacture consisting essentially of an Antibody (a) alone or (b) integrally associated with a composition of matter or article of manufacture (including without limitation conjugates bound to a toxin, label or other moiety) providing therapeutic, half-life, safety or other advantages to the Antibody.

1.7 “Antibody Related Claim” has the meaning specified in Section 6.1.1 hereof.

1.8 “Applicable Interest Rate” has the meaning specified in Section 7.12 hereof.

1.9 “Bankruptcy Code” has the meaning specified in Section 14.3 hereof.

1.10 “Batch” means a specific volume, produced in a [*] or larger size bioreactor, of cell culture fluid processed through to bulk drug substance that is intended to have a uniform character and quality, within specified limits, and that is produced according to a single manufacturing order during the same cycle of manufacture.

1.11 “Batch Price” means the price associated with the production of each Batch (excluding FTE Costs for internal analytical testing as provided in Section 1.59 and Third Party costs as provided in Section 7.6.2) and, during the period from the Effective Date until December 31, 2006, shall be as follows: [*] for each [*] scale Batch; [*] for each [*] scale Batch; and [*] for each [*] scale Batch. Batch Prices shall be adjusted annually beginning January 1, 2007 by XOMA, [*].

1.12 “BLA” means a Biologics Licensing Application (as defined in the FDC Act) and any other equivalent marketing authorization application or other license, registration or application seeking approval from a Regulatory Authority to market a Collaboration Product in the Field in the Territory.

1.13 “Cancer” means a condition or disease primarily characterized by uncontrolled growth or spread of abnormal and anaplastic cells, metastases, neoplasm, malignant tumors and/or invasion by abnormal and anaplastic cells into tissues regardless of cause. For the avoidance of doubt, Cancer shall not include inflammation, infection or conditions characterized solely by hypertrophy or hyperplasticity of normal cells.

1.14 “cGMP Guidelines” means the FDA’s current good manufacturing practice guidelines as promulgated under the FDC Act and 21 C.F.R. (parts 210 and 211), and as further defined by FDA guidance documents, as amended from time to time.

1.15 “Change of Control” means a transaction or a series of related transactions (collectively, the “Transaction”) wherein the shareholders of a company or its parent company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of voting shares of such company or its parent company immediately before the Transaction, direct or indirect beneficial ownership of more than two-thirds (66.67%) of the total combined voting power of the outstanding voting shares of the company or the entity or entities to which the assets of the company were transferred (the “Transferee Corporation”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting shares of one or more entities which, as a result of the Transaction, own the company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiaries.

1.16 “Chiron Agreement” has the meaning specified in Section 1.17 hereof.

1.17 “Chiron Exclusivity Period” shall mean the exclusivity period provided for in Section 3.2 of the May 26, 2005 Research, Development and Commercialization Agreement between Chiron Corporation and XOMA (the “Chiron Agreement”). As of the Effective Date, although the Chiron Exclusivity Period is scheduled to expire on February 27, 2007, it may be extended to not later than February 27, 2009. In the event that XOMA learns that such expiration date changes or is reasonably expected to change, XOMA shall inform Takeda within ten (10) business days of such change or expected change in writing as well as the known or anticipated new expiration date.

1.18 “Collaboration” has the meaning specified in Section 2.1.1 hereof.

1.19 “Collaboration Committee” means the Joint Steering Committee, JRDC or Joint Patent Committee. “Collaboration Committees” means any combination of the foregoing.

1.20 “Collaboration Product” means a Program Antibody that has been selected by Takeda at the Joint Steering Committee as a lead or backup development candidate for further development under the Collaboration.

1.21 “Collaboration Target” means any Proposed Target that has been selected for Research and Development in accordance with Section 2.2 hereof.

1.22 “Combination Product” has the meaning specified in Section 1.62 hereof.

1.23 “Commercially Reasonable and Diligent Efforts” means the carrying out of obligations or tasks by a Party in a sustained manner using good faith commercially reasonable and diligent efforts, which efforts shall be consistent with the exercise of prudent scientific and business judgment in accordance with either (a) the efforts such Party devotes to products or research and development projects of similar scientific and commercial potential, or (b) if such Party does not have and has not had any such products or projects, the efforts a peer company in the biopharmaceutical industry would devote, in accordance with industry standards and practices, to products or research and development projects of similar scientific and commercial potential, and subject in any event to any Pre-existing Obligations of such Party properly disclosed to the other Party in accordance herewith.

1.24 “Confidential Information” means any information and data received by a Party (the “Receiving Party”) from the other Party or its Affiliates (the “Disclosing Party”) in connection with this Agreement or the Confidential Disclosure Agreement made as of February 8, 2006 between the Parties (including, without limitation, any terms of this Agreement, all information disclosed by the Parties under Article 2 hereof and any research, testing, clinical, regulatory, marketing or other scientific or business information, plans, or data pertaining to any Collaboration Product of the Disclosing Party). Notwithstanding the foregoing, Confidential Information shall not include any part of such information or data:

(a) which is or becomes public knowledge (through no fault of the Receiving Party); or

(b) which is made available to the Receiving Party by a Third Party not under an obligation of confidentiality with the Disclosing Party (and such lawful right can be demonstrated by the Receiving Party’s written records); or

(c) which is already rightfully in the Receiving Party’s possession at the time of receipt from the Disclosing Party (and such prior possession can be demonstrated by the Receiving Party’s written records); or

(d) which is independently developed by an employee of the Receiving Party and/or its Affiliates without the aid, application or use of confidential information disclosed by the Disclosing Party (and such independent development can be demonstrated by the Receiving Party’s written records).

[*]

1.25 “Contract Quarters” has the meaning specified in Section 1.26 hereof.

1.26 “Contract Year” means, with respect to a particular Collaboration Target, (a) with respect to the first Contract Year, the period beginning on the date such Collaboration Target is accepted into the Collaboration (or, in the case of the first Collaboration Target, the Effective Date) and ending on December 31 of the calendar year in which such acceptance takes place (which in the case of the first Collaboration Target is December 31, 2006) (such period, the “First Contract Year”), and (b) with respect to each subsequent Contract Year, the twelve (12) month period beginning on the day following the end of the First Contract Year and each succeeding twelve (12) month period thereafter. Each Contract Year (other than the First and last Contract Years, as applicable) shall be divided into four (4) “Contract Quarters” comprised of successive three (3) month periods. In the First Contract Year, the first Contract Quarter shall begin on the first day of the First Contract Year and shall end on the last day of the calendar quarter in which the relevant Collaboration Target is accepted into the Collaboration (which in the case of the first Collaboration Target is December 31, 2006).

1.27 “Control” or “Controlled” means, with respect to any (a) material, document, item of information, method, data or other Know-How or (b) Patent Right or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access, ownership, a license and/or a sublicense as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, ownership, license or sublicense.

1.28 “Cover,” “Covered” or “Covering” means, with respect to a Patent Right, that, but for rights granted to a person or entity under such Patent Right, the practice by such person or entity of an invention claimed in such Patent Right would infringe a Valid Claim included in such Patent Right, or in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

1.29 “Disclosing Party” has the meaning specified in Section 1.24 hereof.

1.30 “Effective Date” means the date specified in the initial paragraph of this Agreement.

1.31 “EMEA” means the European Medicines Agency, or any successor thereto.

1.32 “Escrow Agent” means an independent Third Party consultant hired by XOMA with whom XOMA has deposited a list of Excluded Targets, which XOMA may update from time to time, and who shall notify Takeda which, if any, Proposed Targets are Excluded Targets.

1.33 [*].

1.34 “Event of Default” means an event described in Section 13.4 hereof.

1.35 “Excluded Target” means a Target that XOMA has elected, in its sole discretion, to exclude from consideration for inclusion in the Collaboration and is identified on the list of Excluded Targets deposited with the Escrow Agent prior to such Target being designated as a Proposed Target by Takeda.

1.36 “FDA” means the United States Food and Drug Administration, or any successor thereto.

1.37 “FDC Act” means the United States Food, Drug and Cosmetic Act (or any successor thereto), as amended, and the rules and regulations promulgated thereunder.

1.38 “Field” means any and all uses except, until the expiration or termination of the Chiron Exclusivity Period, the diagnosis, prevention, control or treatment of Cancer; [*]. For avoidance of doubt, upon the expiration or termination of the Chiron Exclusivity Period, the Field shall become automatically any and all uses including but not limited to the diagnosis, prevention, control or treatment of Cancer.

1.39 “First Commercial Sale” means the first sale for use or consumption by the general public of a Collaboration Product in a country after Regulatory Approval has been obtained in such country. For the avoidance of doubt, First Commercial Sale shall not include the sale of any Collaboration Product for use in clinical trials or for compassionate use prior to Regulatory Approval.

1.40 “First Contract Year” has the meaning specified in Section 1.26 hereof.

1.41 “First Upfront Fee” has the meaning specified in Section 7.1 hereof.

1.42 “FTE” means a full-time person dedicated to the R&D Plan activities or Manufacturing Plan activities, as applicable, or in the case of less than a full-time, dedicated person, a full-time, equivalent person year, based, in either case, upon a total of [*] hours per year of work in connection with R&D Plan activities or Manufacturing Plan activities, as applicable.

1.43 “FTE Costs” means the amounts determined by multiplying (a) the number of FTEs contributed by a Party toward R&D Plan activities or Manufacturing Plan activities during the relevant time period, subject to any limitations set forth in the applicable R&D Plan or Manufacturing Plan and associated budget(s) or otherwise established by the Joint Steering Committee, by (b) the applicable FTE Rates.

1.44 “FTE Rate” means, for each functional area, the rate set forth below corresponding to such functional area, to be adjusted annually (beginning in January of 2007) for inflation using the latest available U.S. Producer Price Index for Total Manufacturing Industries, unadjusted (PCUOMFG#) as published by the Bureau of Labor Statistics; [*]. In addition, the Joint Steering Committee shall discuss and approve, as needed, further adjustments to FTE Rates [*] on a prospective basis beginning in [*]. Establishment of annual FTE Rates for functional areas not set forth in the table below shall be the responsibility of the JRDC based on XOMA’s then-current FTE rates. Such rates will be used to determine the R&D Plan and related budget for the applicable annual period.

Functional Area	Annual FTE Rate
Preclinical	[*]

Clinical	[*]

Regulatory	[*]

Pilot Plant (Process Development)	[*]

Quality	[*]

Technical Development (Cell Line Work and Assay Development)	[*]

Project Management	[*]

1.45 “GAAP” means United States generally accepted accounting principles, as they exist from time to time, consistently applied.

1.46 “Human Engineering™ Technology” means the Human Engineering™ technology Controlled by XOMA, as more fully described in Schedule 1.46.

1.47 “IND” means an Investigational New Drug application filed with the U.S. Food and Drug Administration or a similar application for the clinical testing of a Collaboration Product in human subjects filed with a foreign Regulatory Authority.

1.48 “Indemnitee” has the meaning specified in Section 12.4 hereof.

1.49 “Indemnitor” has the meaning specified in Section 12.4 hereof.

1.50 “Joint Patent Committee” has the meaning specified in Section 3.1.3 hereof.

1.51 “Joint Project Team” has the meaning specified in Section 3.1.2 hereof.

1.52 “Joint Steering Committee” has the meaning specified in Section 3.1.1 hereof.

1.53 “JRDC” has the meaning specified in Section 3.1.2 hereof.

1.54 “Know-How” means any and all know-how, trade secrets, data, processes, techniques, procedures, compositions, materials, devices, methods, formulas, protocols, and research, preclinical and clinical data and information, including any and all chemical, biochemical, toxicological, and scientific research information, whether in written, electronic, graphic or video form or any other form or format. Know-How shall not include Patent Rights.

1.55 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.56 “Lead Antibody” has the meaning specified in Section 7.3.4(a) hereof.

1.57 “License Agreements” means the license agreements listed in Schedule 1.57, which list shall be updated from time to time as necessary to reflect additional license agreements entered into by XOMA after the Effective Date, the inclusion of which in the Collaboration has been agreed to by the Joint Steering Committee as provided in Section 2.7.

1.58 “Manufacturing” or “Manufacture” means all activities set forth in the applicable Manufacturing Plan associated with the production, processing, formulating, filling, finishing and packaging of Collaboration Products in the Field, including pilot plant process development; pilot plant stability testing; manufacturing process development; manufacturing process and assay validation;

manufacturing scale-up; preclinical, clinical and commercial manufacture; and analytical development, quality assurance and quality control activities.

1.59 “Manufacturing Costs” means, with respect to the Manufacture of a Collaboration Product as set forth in the applicable Manufacturing Plan, the [*] internal costs of XOMA, which costs shall be determined based on (i) FTE Costs or (ii) with respect to Batches of the scale sizes referred to in Section 1.11, the Batch Price, and the [*] costs billed to XOMA by Third Parties, in each case consistent with and directly related to the budget set forth in the applicable Manufacturing Plan incurred in cell line development; pilot plant process and assay development; manufacturing process development; manufacturing process improvement; manufacturing scale-up; the development of manufacturing standard operating procedures, batch records, and quality assurance and quality control methods and procedures; and the time of manufacturing personnel for preparing, submitting, reviewing or developing data or information for the purpose of a drug master file or for submission to a Regulatory Authority.

1.60 “Manufacturing Plan” has the meaning specified in Section 5.1.1 hereof.

1.61 “Master Cell Bank” means an aliquot of a single pool of cells which generally has been prepared from the selected cell clone under defined conditions, dispensed into multiple containers and stored under defined conditions. The single pool of cells will be generated from a cell line having agreed upon characteristics established prior to the initiation of preparation of such Master Cell Bank pursuant to the R&D Program, or as subsequently agreed to by the Joint Steering Committee, based on relevant cGMP and GLP standards [*].

1.62 “Net Sales” means, with respect to a Collaboration Product, the gross amount invoiced for sales of such Collaboration Product to customers which are not Affiliates (or which are Affiliates but are end users of such Collaboration Product), less the following unreimbursed or non-refunded deductions with respect thereto, determined in accordance with GAAP and calculated in United States dollars and to the extent such amounts have not already been deducted from the amount invoiced: (a) amounts actually allowed as volume or quantity discounts, rebates, price reductions, returns (including recalls) and charge-backs (including without limitation, with respect to any Net Sales in Japan, any sales-based contribution for “Drug Induced Suffering” and any sales-based contribution for “Contribution for Measure for Drug Safety,” in each case as required by applicable Laws or Regulatory Authority in the amount determined by and payable to the Pharmaceuticals and Medical Devices Agency (so-called “KIKO”)), (b) sales, excise and turnover taxes and similar duties, levies and charges collected, charged or otherwise imposed directly upon and actually paid by such party and its Affiliates, and (c) all other direct expenses or discounts, including but not limited to cash discounts, custom duties and transportation and insurance charges.

In the event the Collaboration Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by [*].

In the event that the average sale price of the Collaboration Product can be determined but the average sale price of the other active compounds or active ingredients in the Combination Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by [*]. If the average sale price of the other active compounds or active ingredients can be determined but the average price of the Collaboration Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by [*].

In the event that the average sales price of both the Collaboration Product and the other active compounds or active ingredients in the Combination Product cannot be determined, the Net Sales of the Collaboration Product shall be negotiated in good faith by the Parties.

As used above, the term “Combination Product” means any Collaboration Product sold in conjunction with any other active component(s) (whether packaged together or in the same therapeutic formulation).

Free samples of Collaboration Product and the disposition of Collaboration Product for, or the use of Collaboration Product in, preclinical or clinical (Phase 1–3) trials or other market-focused (Phase 4) trials in which Collaboration Product is provided to patients without any payment shall not result in any Net Sales.

1.63 “Patent Prosecution” has the meaning specified in Section 9.2.1 hereof.

1.64 “Patent Rights” means all patents and patent applications existing as of the Effective Date and all patent applications thereafter filed and patents thereafter issued, including, without limitation, any continuations, continuations-in-part, divisionals, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.65 “Phage Display Technology” means an in vitro selection technique that enables polypeptides (e.g. human antibody fragment) with desired properties to be extracted from a repertoire of many different polypeptides or variants, utilizing the ability to display polypeptides on the surface of bacteriophage.

1.66 “Phase 1 Trial” means a human clinical trial in any country that is intended to initially evaluate the safety and/or pharmacological effect of a Collaboration Product in subjects or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(a), or its foreign equivalent. For purposes of this Agreement, “commencement of a Phase 1 Trial” for a Collaboration Product means the first introduction of such Collaboration Product into a human patient in a Phase 1 Trial.

1.67 “Phase 2 Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Collaboration Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(b), or its foreign equivalent. For purposes of this Agreement, “commencement of a Phase 2 Trial” for a Collaboration Product means the first introduction of such Collaboration Product into a human patient in a Phase 2 Trial.

1.68 “Phase 3 Trial” means a pivotal human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Collaboration Product as a basis for a BLA or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(c) or its foreign equivalent. For purposes of this Agreement, “commencement of a Phase 3 Trial” for a Collaboration Product means the first introduction of such Collaboration Product into a human patient in a Phase 3 Trial. In the event of a Phase 2/3 trial, initiation of Phase 3 shall be deemed to have occurred upon a decision by Takeda to continue enrollment for the pivotal portion of such trial.

1.69 “Plan” means the R&D Plan or Manufacturing Plan, as the case may be.

1.70 “Pre-existing Obligations” means the obligations of Takeda or XOMA, as the case may be, existing (a) with respect to Takeda Background Technology or XOMA Background Technology, under agreements in effect prior to the Effective Date and listed on Schedule 1.70, and (b) with respect to any Collaboration Target other than the initial Collaboration Target referred to in Section 2.2.1, under agreements in effect at the time such Collaboration Target is designated as such pursuant to Section 2.2 and disclosed in writing by the Party subject to such obligation(s) to the other Party.

1.71 “Program Antibody” means an Antibody Product that (a) is identified or discovered by XOMA in the course of the Collaboration, or (b) the Parties agree to acquire from a Third Party, and, in the case of clauses (a) and (b), selectively binds to and acts through a Collaboration Target; provided, however, that in no event shall an Antibody Product that is subject to one or more Pre-existing Obligations become a Program Antibody unless such designation is affirmatively agreed to by the Joint Steering Committee after disclosure of the nature of such Pre-existing Obligation(s) by the applicable Party, such agreement not to be unreasonably withheld or delayed.

1.72 “Program Director” has the meaning specified in Section 3.2 hereof.

1.73 “Program Materials” means (a) any Program Antibodies and (b) any materials other than Program Antibodies Controlled by a Party or jointly by the Parties that are first identified, discovered or created in the conduct of the Collaboration and during the applicable Program Term including, but not limited to, (i) a cell line producing a Program Antibody and (ii) plasmid DNA incorporating the cDNA with respect to a Program Antibody.

1.74 “Program Patent Rights” means any Patent Rights Controlled by a Party or jointly by the Parties that Cover any Program Technology or Program Materials.

1.75 “Program Technology” means any and all Know-How and inventions Controlled by a Party or jointly by the Parties that are first invented, identified, discovered, made, conceived, reduced to practice or otherwise licensed or acquired in the conduct of the Collaboration and during the applicable Program Term; provided that Know-How or inventions that constitute an improvement to the Human Engineering™ Technology (including any Know-How or inventions otherwise meeting this definition and constituting an improvement thereto) shall not be included in Program Technology. For clarity, Program Technology excludes Program Materials.

1.76 “Program Term” has the meaning specified in Section 2.1.2 hereof.

1.77 “Proposed Targets” has the meaning specified in Section 2.2.2 hereof.

1.78 “Qualified Generic” means, with respect to a particular Collaboration Product in a given country, a generic product (i.e., referred to as a follow-on biologic in the U.S. or a biosimilar medicinal product in the E.U.) that has received Regulatory Approval in such country in the Territory (i) on the basis of the quality, safety and efficacy of such Collaboration Product and (ii) as a substitute for such Collaboration Product in such country has achieved sales revenues exceeding [*] of the sales revenues of Collaboration Product sold by Takeda or its sublicensees in such country based on monthly IMS data if available, or equivalent data for that country if IMS data is not available.

1.79 “R&D Costs” means costs and expenses that are incurred after the Effective Date by either Party in performing Research and Development activities consistent with and directly related to an applicable R&D Plan and associated budget, including:

(a) the [*] costs of internal scientific, medical, technical, and/or managerial personnel engaged in R&D Plan activities, which costs shall be determined based on FTE Costs, unless another basis is otherwise agreed upon by the Parties in writing; and

(b) all [*] costs and expenses incurred in performing R&D Plan activities, including payments to investigators, contract research organizations, and consultants, for preclinical studies, pharmacodynamic or pharmacokinetic studies, molecular biology, toxicology studies, data management, statistical design, programming and analysis, clinical studies, clinical trial management, document preparation and review, subject recruitment and reimbursement, insurance, contract negotiation and travel;

(c) all [*] fees and costs incurred in connection with the preparation, filing and submission of INDs, BLAs and other regulatory filings with Regulatory Authorities for Collaboration Products (including pharmacoeconomic studies and any other clinical studies reasonably necessary for Regulatory Approval by relevant Regulatory Authorities to sell such Collaboration Product in each country);

(d) subject to reduction under Section 7.4.2 hereof, [*] costs incurred after the Effective Date and directly attributed to the Collaboration under any Third Party licenses based on the intellectual property rights of such Third Parties (i) entered into prior to the Effective Date and disclosed to the other Party prior to the Effective Date or (ii) entered into after written agreement by the JRDC in accordance with Section 2.7;

(e) [*] costs and expenses relating to clinical supplies, lab supplies, animals and other direct charges incurred in performing R&D Plan activities as set forth in the R&D Plan, including: (i) costs and expenses incurred to purchase and/or package comparator or combination drugs or devices; and (ii) costs and expenses of disposal of clinical samples;

(f) [*]; and

(g) any other costs incurred that are specifically included in the budget for such R&D Plan.

1.80 “R&D Plan” means the plan relating to a particular Collaboration Target for each Contract Year prepared, developed and approved in accordance with Section 2.2.5 or Section 4.2.1, as applicable. An outline of the tasks to be considered for inclusion in each R&D Plan is set forth in Schedule 1.80.

1.81 “R&D Program” means the Research and Development activities relating to a particular Collaboration Target and to be conducted in accordance with an applicable R&D Plan.

1.82 “Receiving Party” has the meaning specified in Section 1.24 hereof.

1.83 “Regulatory Approval” means any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department bureau or other governmental entity that are necessary for the manufacture, use, storage, import, transport, promotion, marketing and sale of a Collaboration Product in the Field in a country or group of countries.

1.84 “Regulatory Authority” means any governmental authority in a country or region that regulates the manufacture or sale of pharmaceutical products, including the FDA and the EMEA, and any successors thereto.

1.85 “Relevant Third Party IP” has the meaning specified in Section 11.2.8 hereof.

1.86 “Representatives” has the meaning specified in Section 3.8.2.2 hereof.

1.87 “Research and Development” means the conduct of activities relating to the discovery of Antibodies for Collaboration Targets, the identification, characterization, selection, optimization and research of Program Antibodies and Collaboration Products and the conduct of all tests, clinical and other studies and other activities (including test method development, toxicology studies, statistical analysis and report writing, preclinical and other testing, packaging and regulatory affairs, product approval and registration activities) set forth in, or required to obtain the information set forth in, applicable R&D Plan(s). Research and Development may include without limitation (a) the discovery of Program Antibodies that selectively bind to and act through Collaboration Targets, (b) the development of assays for Program Antibodies to, inter alia, confirm the activity of such Program Antibodies or Collaboration Target, (c) if applicable, the Human Engineering™ of non-human Antibodies that selectively bind to and act through such Collaboration Target, and (d) the performance of affinity maturation on such Program Antibodies, in each case with the objective of identifying Program Antibodies that meet the criteria for designation as Collaboration Products. Such criteria for the initial Collaboration Target referred to in Section 2.2.1 are set forth on Schedule 2.2.1, and criteria for any Proposed Target shall be agreed upon between the Parties as a part of the initial R&D Plan prepared pursuant to Section 2.2.5.

1.88 “Specifications” means, with respect to any Collaboration Product, the applicable written specifications for such Collaboration Product in effect at a particular time including, but not limited to, specifications provided in any Regulatory Approval for such Collaboration Product.

1.89 “Subsequent Lead Antibody” has a meaning specified in Section 7.3.4(b) hereof.

1.90 “Takeda Background Technology” means any and all Know-How and Patent Rights Controlled by Takeda as of the Effective Date [*] and, in particular, any such Patent Rights and Know-How Covering any Collaboration Target, Program Antibody or Collaboration Product, for purposes of conducting Research and Development or Manufacturing activities in connection with the Collaboration. For the avoidance of doubt, the Parties acknowledge that, to the extent any Takeda Background Technology is covered by a license or other agreement with a Third Party, such Takeda Background Technology shall, for all purposes of this Agreement, be subject to the limitations, restrictions and financial obligations established in such Third Party license or agreement, with Takeda being responsible for the payment of all payments due thereunder.

1.91 “Target” means a gene and the products encoded by such gene, including, without limitation, [*].

1.92 “Territory” means all of the countries and territories of the world.

1.93 “Third Party” means any person or entity other than Takeda, XOMA and their respective Affiliates.

1.94 “Valid Claim” means either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim of a pending parent patent application that has not been abandoned or finally rejected without the possibility of appeal or refiling.

1.95 “XOMA Background Technology” means any and all Know-How and Patent Rights owned by XOMA as of the Effective Date [*] and, in particular, any such Patent Rights and Know-How Covering any Collaboration Target, Program Antibody or Collaboration Product, that are necessary for (a) research related to Collaboration Target(s) or (b) Research and Development, Manufacture or commercialization of Program Antibody(ies) or Collaboration Product(s). For the avoidance of doubt, the Parties acknowledge that, to the extent any XOMA Background Technology is covered by a license or other agreement with a Third Party, such XOMA Background Technology shall, for all purposes of this Agreement, be subject to the limitations, restrictions and financial obligations established in such Third Party license or agreement, with Takeda being responsible for payment of the portion of the financial obligations related to this Agreement arising as a result of the Collaboration, subject to Section 7.4.2. XOMA Background Technology excludes the Human Engineering™ Technology.

ARTICLE 2

COLLABORATION OVERVIEW

2.1 General.

2.1.1 Objectives. The Parties intend to carry out one or more programs in which Takeda and XOMA will collaborate to identify and characterize Program Antibodies and to carry out the Research and Development and Manufacturing of Antibody Products that act through Collaboration Targets for use in the Field (the “Collaboration”), consistent with the objectives set forth in the applicable Plan(s). It is intended that the Collaboration will be conducted as a unified collaborative effort with activities by the Parties carried out primarily at each Party’s respective facilities, and this intent shall be reflected in the applicable Plan(s).

2.1.2 Program Term. Subject to the termination right under Section 13.2, each R&D Program shall have its own term, which will commence on the date the R&D Program is initiated and shall continue until XOMA completes transfer to Takeda of and Takeda assumes full responsibility for the relevant Collaboration Product(s) in accordance with the applicable R&D Plan(s) (each, a “Program Term”). A detailed schedule for each R&D Program will be provided in the R&D Plan for such R&D Program. Notwithstanding Section 13.2, Takeda may suspend or terminate any given R&D Program at any of the scheduled research milestones mentioned in the R&D Plan for such R&D Program in the event that Takeda reasonably judges that it is not commercially feasible to pursue further such R&D Program based on the data and information then available with regard to such R&D Program, subject to XOMA’s rights under Section 13.6. In no event shall XOMA be obligated, without its prior approval, to carry out activities relating to an R&D Program beyond those listed in Section 4.1 or otherwise reasonably anticipated to be performed in view of the R&D Plan for such Collaboration Target.

2.1.3 Certain Restrictions.

2.1.3.1 Once a Proposed Target is disclosed to and accepted by XOMA as a Collaboration Target (as provided in Section 2.2), neither Party will conduct work on its own, or will work with any Third Party (except as provided in Section 2.3.3), with respect to antibodies directed to such Collaboration Target for so long as Takeda is funding XOMA’s activities under the applicable R&D Plan with respect to such Collaboration Target under the Collaboration and for a period of [*] thereafter; [*]

For the sake of clarity, “funding XOMA’s activities under the applicable R&D Plan with respect to such Collaboration Target under the Collaboration” does not include (i) Manufacturing related activities (or required or requested regulatory or similar follow-up due to XOMA having conducted prior activities pursuant to this Agreement) beyond those activities enumerated in Schedule 1.80 or (ii) payment of the Annual Maintenance Fee required by Section 7.2.

After the expiration of such [*] period, either Party may work on such Collaboration Target on its own or with a Third Party, provided that such work does not use any Confidential Information, Program Materials or Program Technology of the other Party except as otherwise expressly permitted herein, and provided, further, that any such work by XOMA with respect to a particular Collaboration Target shall not involve the use of Program Materials or Program Technology of any Party that is specific to a particular Collaboration Target. The foregoing provisions of this Section 2.1.3.1 shall not apply [*]

2.1.3.2 Takeda agrees that, during the Chiron Exclusivity Period, it will not conduct any research or development in the field of Cancer with respect to any Antibodies provided by XOMA or Antibody Products provided by XOMA hereunder, including Program Antibodies; provided, however, that during the Chiron Exclusivity Period, Takeda may submit, in accordance with the procedure under Section 2.2 hereof, one or more Proposed Targets for development in the field of Cancer (which development shall not include work to be performed by XOMA for more than (a) [*] from acceptance of such Proposed Target for inclusion under this Agreement by the Parties or (b) [*] from the Effective Date, whichever is earlier (other than required or requested regulatory or similar follow-up due to XOMA having conducted prior activities during the applicable period set forth in (a) or (b) above)), until [*] such Proposed Targets for development in the field of Cancer have become Collaboration Targets, and in such case, the restriction set forth in this Section 2.1.3.2 shall not apply to Program Antibodies that selectively bind to and act through such Collaboration Target(s). Upon the expiration or termination of the Chiron Exclusivity Period, XOMA will take such actions (including, but not limited to, entering into such agreements) as Takeda shall reasonably deem necessary in order to minimize or, where permissible, eliminate the effects of the [*] term limitation on XOMA’s work on the Collaboration Targets mentioned above. XOMA agrees that following the Effective Date, the provisions of any new antibody research and development collaboration agreement between XOMA and a Third Party, or any modification to any existing such agreement, that provides for exclusivity as between the parties thereto with respect to matters other than the specific Target(s) covered thereby (e.g., with respect to the field(s) of use covered thereby) will not limit, or will expressly exclude, XOMA’s ability to accept Proposed Targets as Collaboration Targets in accordance with the explicit terms of this Agreement.

2.1.3.3 In case XOMA does not complete the activities assigned to it pursuant to the applicable R&D Plan within the [*] term limitation on XOMA’s work on the Collaboration Target(s) mentioned in Section 2.1.3.2, upon the written request of Takeda, XOMA shall deliver to Takeda any results obtained by it during the course of the related R&D Program as soon as reasonably practicable following such request. In case (a) the activities assigned to XOMA in the R&D Plan for the relevant R&D Program are consistent in scope with those specified in Schedule 1.80, (b) the Parties reasonably expect that XOMA’s activities pursuant to such R&D Plan will be completed within [*] after initiation of such R&D Program, unless the Parties otherwise agree, and (c) notwithstanding such expectation, XOMA does not complete the activities assigned to it pursuant to the applicable R&D Plan within the [*] term limitation, then (i) upon the written request of Takeda, XOMA shall grant (subject to any Pre-existing Obligations) any rights Controlled by XOMA necessary to permit Takeda to continue such R&D Program by itself or with any Affiliates and/or Third Party after the [*] term limitation, and (ii) in such event, Takeda will be obligated to pay the fees, milestones and/or royalty under this Agreement with respect to any Antibody Product resulting from such R&D Program, reduced by an amount to be negotiated in good faith by the Parties to reflect the amount of work originally assigned in the original R&D Plan to, but not completed by, XOMA as a percentage of the total amount of work assigned to XOMA in the applicable R&D Plan, [provided that, without prejudice to the Parties’ ability to agree on a higher percentage, in the event XOMA completes the following activities, XOMA shall be deemed, for purposes of determining the foregoing reduction, to have completed not less than the corresponding percentage of the total amount of work assigned to it: (A) identification/discovery of a Program Antibody that Takeda selects for affinity maturation: [*]%; (B) delivery of a Program Antibody that meets the success criteria established at the initiation of the related R&D Plan with or without affinity maturation: [*]%; (C) successful establishment of a Master Cell Bank: [*]%; and (D) completion of the R&D Program including Manufacturing activities provided in the relevant Plan, whether performed hereunder or under a similar arrangement for Manufacturing: [*]%. In the event XOMA does not provide Takeda with any Program Antibody that Takeda elects to continue to develop with respect to a Collaboration Target, Takeda will not be obligated to pay the fees, milestones and/or royalty under this Agreement with respect thereto and Takeda shall not be granted any rights pursuant to (i) above with respect to such Collaboration Target. In such case, Takeda will not owe any obligations hereunder as to such Collaboration Target and conduct its research activities on such Collaboration Target freely from any restrictions hereunder. The Parties agree that the continued applicability of the [*] term limitation, if any, will not be a factor determining acceptance or rejection of a Proposed Target, regardless of when during the time period set forth in 2.2.2 such Proposed Target is submitted].

2.2 Selection of Collaboration Targets.

2.2.1 Initial Collaboration Target. Takeda has designated [*], the definition of which is provided in the initial R&D Plan, as the initial Collaboration Target, and XOMA has accepted such Target into the Collaboration, thereby making it a Collaboration Target and the subject of the first R&D Program. The initial R&D Plan for [*] is attached hereto as Schedule 2.2.1. The parties agree that the initial R&D Plan for [*] may be adjusted upon mutual agreement between XOMA and Takeda based on the results of tests on [*] described in the initial R&D Plan for [*] which Takeda intends to perform, such tests being scheduled to be completed within [*] of the Effective Date.

In the event Takeda concludes that it does not wish [*] to be the initial Collaboration Target based on the scheduled tests and so notifies XOMA within [*] of the Effective Date, Takeda may replace [*] with the Target coded by Takeda as [*] as the initial Collaboration Target without any additional payments or obligations to XOMA under Section 7.1.

If Takeda replaces [*] with [*] as the initial Collaboration Target, any data and information, including any discoveries and inventions, if any, relating to [*], that are disclosed to XOMA by Takeda or obtained by XOMA based on the data and information disclosed by Takeda shall be returned to Takeda, and thereafter, XOMA shall not be deemed to have received or been granted any rights or interests belonging to Takeda in [*] by virtue of this Agreement. For the avoidance of doubt, not only the test results but also the fact that Takeda withdrew [*] shall be Confidential Information and subject to the confidentiality obligations placed upon XOMA hereunder.

If Takeda decides to continue the Collaboration on [*], upon the request of Takeda, any information or data regarding [*] disclosed by Takeda to XOMA shall be returned to Takeda and XOMA shall not be deemed to have obtained or been granted any rights belonging to Takeda in [*] by virtue of this Agreement. In addition, the fact that Takeda named [*] as an alternate Collaboration Target shall be Confidential Information and subject to the confidentiality obligations placed upon XOMA hereunder.

2.2.2 Proposal of Additional Targets. As used herein, “Proposed Targets” means Targets identified and validated by Takeda as having potential application in the Field and which are to be considered as candidates for Collaboration Targets. During the period [*], Takeda may request XOMA’s consent (which consent shall not be unreasonably withheld or delayed) to submit additional Proposed Targets to the Escrow Agent, for consideration as proposed Collaboration Targets by sending the form attached hereto as Schedule 2.2.2. Takeda shall have no obligation to submit any particular Target for consideration as a Proposed Target.

2.2.3 Exclusion of Targets from Consideration. Upon receipt of XOMA’s written consent as provided in Section 2.2.2, Takeda shall submit the identity of each Proposed Target, by sending the form attached hereto as Schedule 2.2.3, to the Escrow Agent in confidence for comparison against XOMA’s list of Excluded Targets, which XOMA may update from time to time. In the event such Proposed Target matches any Excluded Target on such list, the Escrow Agent shall promptly so notify each Party in writing. In the event the Proposed Target does not match any Excluded Target, the Escrow Agent shall promptly so notify each Party in writing and Takeda shall disclose the identity of the Proposed Target to XOMA. For the avoidance of doubt, under no circumstances shall the Escrow Agent disclose the identity of the Proposed Target to XOMA. All reasonable fees and expenses of the Escrow Agent incurred in the performance of services under this Section 2.2.3 shall be borne by Takeda.

2.2.4 Disclosure of Additional Information. In the event the Escrow Agent notifies the Parties that a Proposed Target does not match any Excluded Target, Takeda shall promptly disclose to XOMA, [*].

All data, information and conclusions reduced to writing and delivered by Takeda to XOMA pursuant to this Section 2.2.4 shall be deemed Confidential Information of Takeda, subject to the exceptions in Section 1.24.

2.2.5 Designation of Collaboration Targets.

2.2.5.1 Within [*] following the submission by Takeda to XOMA of the information required pursuant to Section 2.2.4, XOMA shall give Takeda written notice of its rejection of or its intention, subject to mutual agreement between the Parties on an initial R&D Plan as provided below, to accept such Proposed Target as a Collaboration Target. If XOMA indicates that it intends to accept the Proposed Target as a Collaboration Target, then within [*] after such indication of intent to accept, the Parties shall prepare and agree (or conclude that they cannot agree) on an initial R&D Plan for such Collaboration Target. During the course of such preparation, counsel for each of the Parties will discuss any intellectual property rights owned or controlled by any Third Party known to such Party that relate to such Collaboration Target and are relevant to therapeutic Antibodies. If such initial R&D Plan is mutually agreed within such period, then such Proposed Target shall become a Collaboration Target. XOMA may elect to reject such Proposed Target in the event that [*]. In the event XOMA rejects such Proposed Target as provided herein, XOMA shall provide Takeda with a reasonably detailed explanation of the reason(s) for such rejection to facilitate Takeda’s understanding thereof.

2.2.5.2 In the event XOMA rejects such Proposed Target or the Parties cannot agree on an initial R&D Plan, then such Proposed Target shall not become a Collaboration Target. XOMA will neither conduct work on its own, nor work with any Third Party, with respect to antibodies directed to such rejected Proposed Target for a period of [*]. After the expiration of such [*] period, XOMA may work on such rejected Proposed Target on its own or with a Third Party, provided that such work does not use any Confidential Information of Takeda, Program Materials of Takeda, or Program Technology of Takeda except as expressly provided herein, and provided, further, that any such work by XOMA with respect to a particular rejected Proposed Target shall not involve the use of any Program Materials or Program Technology of either Party specific to such rejected Proposed Target. The foregoing provisions of this Section 2.2.5.2 shall not apply to (i) the conduct by XOMA of activities related to the Human Engineering™ Technology on behalf of (including the provision of materials derived therefrom to) Third Parties, (ii) the provision by XOMA of contract manufacturing services (including technical development related activities) to Third Parties using its available capacity, or (iii) the licensing by XOMA of its bacterial cell expression technology to Third Parties; provided, however, that these exceptions do not, impliedly or explicitly, grant XOMA any rights to use Takeda Background Technology, Program Patent Rights or Program Technology owned by Takeda, or assigned or exclusively licensed to Takeda by XOMA pursuant to this Agreement. In the event XOMA comes to believe, within [*] following such rejection or non-agreement, that the circumstances referred to in clauses (b)(i) or (b)(ii) of Section 2.2.5.1, as applicable, no longer exist, XOMA will notify Takeda thereof. If Takeda does not have a research and/or development program, either alone or with a Third Party, that is ongoing at Takeda when XOMA so notifies Takeda, then the Parties will discuss adding the Proposed Target to the Collaboration. If after such discussions, Takeda refuses to add the Proposed Target, then the restriction precluding XOMA from working on the Proposed Target set forth in this Section 2.2.5.2 shall expire. If Takeda does have a research and/or development program, either alone or with a Third Party that is ongoing at Takeda when XOMA so notifies Takeda, then Takeda’s refusal to add the Proposed Target shall not relieve XOMA of the restriction precluding XOMA from working on the Proposed Target set forth in this Section 2.2.5.2. Any information disclosed by Takeda under this Section 2.2.5 regarding the Proposed Target shall be Takeda’s Confidential Information and shall be subject to the restrictions in Article 10.

2.2.5.3 In the event XOMA accepts such Proposed Target as a Collaboration Target, then the Parties shall proceed with the Research and Development of Antibody Products directed to such Collaboration Target in accordance with the applicable Plans.

2.2.5.4 In relation to all Proposed Targets that do not become Collaboration Targets, any data and information including any discoveries and inventions, if any, relating to such Proposed Targets, that are disclosed to XOMA by Takeda or obtained by XOMA based on the data and information disclosed by Takeda in connection with this Agreement shall be returned or transferred to Takeda, and thereafter, XOMA shall not be deemed to have obtained or been granted any rights or interests in such Proposed Targets belonging to Takeda except XOMA’s rights under Section 9.1.3. In addition to such data and information, the fact that Takeda identified such Proposed Targets shall be Confidential Information and subject to the confidential obligations placed upon XOMA hereunder, regardless of the reason(s) why such Proposed Targets were not accepted as Collaboration Targets.

2.2.6 In the event that the terms of this Agreement and the terms of any Plan conflict, the terms of this Agreement shall govern.

2.3 Conduct of Collaboration.

2.3.1 Efforts. Each Party shall use Commercially Reasonable and Diligent Efforts to conduct the activities of the Collaboration that are assigned to it in the then-applicable Plan(s), and each shall devote sufficient resources to carry out such respective activities.

2.3.2 Resources. Over the course of the Collaboration, tasks will be allocated between the Parties in the best interest of the Collaboration. The Parties agree to commit to the Collaboration the personnel necessary to meet their respective responsibilities set forth in each Plan.

2.3.3 Subcontractors. As necessary and in furtherance of the Collaboration, either Party may enter into Research and Development-related agreements or subcontracts in accordance with this Section 2.3.3; [*].

2.3.4 Reports. During the Program Term but prior to filing of an IND for a Collaboration Product, each Party shall submit written quarterly reports to the Joint Steering Committee for each Collaboration Target, as may be required by the then-current Plan(s), detailing its activities under the Collaboration. During the Program Term and after the filing of an IND for a Collaboration Product, Takeda shall provide to XOMA at least once per calendar year, or more frequently as reasonably necessary for XOMA or Takeda to comply with their respective obligations to Third Parties, a summary of Takeda’s activities relating to Program Antibodies and Collaboration Products.

2.3.5 Visiting. During the Program Term, Takeda may request that XOMA permit Takeda’s representative to visit XOMA’s research facility in order to review the progress of an R&D Program. XOMA’s consent to such request shall not be unreasonably withheld or delayed. Takeda shall pay all the reasonable costs for such visit incurred by XOMA. The representative visiting XOMA’s facility shall comply with all of XOMA’s applicable policies, procedures and legal and contractual requirements that are disclosed and explained to such representatives beforehand by XOMA in the course of such visit, and Takeda shall be liable for any breach thereof by its representative.

2.4 Collaboration Records. In order to protect the Parties’ Patent Rights and Know-How under U.S. law in respect of any inventions conceived or reduced to practice during or as a result of the Collaboration, each Party agrees to maintain a policy that requires its employees to record and maintain all data and information developed during the Collaboration in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice. At a minimum, the policy shall require such individuals to record all inventions generated by them in standard laboratory notebooks or other suitable means that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

2.5 Disclosure of Collaboration Results. Subject to restrictions imposed by a Party’s confidentiality obligations to any Third Party with respect to Takeda Background Technology or XOMA Background Technology, each Party will disclose to the JRDC and to the Joint Patent Committee all Program Technology and Program Materials that are discovered, invented or made by such Party in the course of the Collaboration and that are useful in or relate to the Collaboration, including without limitation information regarding Collaboration Targets, Program Antibodies and Collaboration Products and uses thereof and the results of all Research and Development studies. Such Program Technology and Program Materials will be promptly disclosed to the JRDC and to the Joint Patent Committee, with meaningful discoveries or advances being communicated as promptly as practicable after such information is obtained or its significance is appreciated. [*]. Any information disclosed pursuant to this Section 2.5 may be used by the other Party solely for the purposes of the Collaboration or as otherwise expressly permitted in this Agreement.

2.6 Material Transfer. Any Program Materials useful or necessary for the R&D Program that are first derived or obtained in the course of the Collaboration and that are specific, as opposed to being of general applicability, to a Collaboration Target or a Program Antibody shall be delivered and assigned from XOMA to Takeda in accordance with the Research Plan or otherwise upon Takeda’s request. Such Program Materials shall become Takeda’s sole property but, if applicable, subject to the Pre-existing Obligations. For the avoidance of doubt, notwithstanding anything herein to the contrary, such Program Materials shall include any and all Program Antibodies themselves (including any rights and interests in a Master Cell Bank established therefor), which shall consequently be delivered and assigned from XOMA to Takeda as described above. Any and all Program Materials useful or necessary for the R&D Program that are first derived or obtained in the course of the Collaboration and that are of general applicability, as opposed to being specific, to a Collaboration Target or a Program Antibody shall also be delivered (but shall not be assigned) from XOMA to Takeda for its use permitted under this Agreement, regardless of the ownership thereof (which shall be as determined under Section 9.1.2 hereof), provided, that XOMA may retain such quantities of such Program Materials as are reasonably necessary for use by XOMA in accordance with Section 9.1.3.1. The Parties will use Commercially Reasonable and Diligent Efforts to specify in the applicable R&D Plan the quantities of such Program Materials to be so retained by XOMA, recognizing that the Parties’ primary objective with respect to such Program Materials in the context of such R&D Plan shall be to meet Takeda’s requirements with respect thereto.

Furthermore, in order to facilitate the Collaboration, either Party may provide to the other Party certain Program Materials not derived or obtained during the course of Collaboration for use by the other Party in furtherance of the Collaboration. The Parties hereto shall cooperate with each other for proper identification and maintenance of the Program Materials provided hereunder by providing the receiving Party with certificate(s) of analysis, where applicable, and keeping records of exchange and, where feasible, using the same identification code(s). All such Program Materials shall be considered the Confidential Information of both Parties and shall be subject to the restrictions in Article 10. Except as otherwise provided under this Agreement or in accordance with the applicable Plan(s), all such Program Materials delivered to the other Party voluntarily shall remain the sole property of the supplying Party, shall be used only in furtherance of the Collaboration and solely under the control of the other Party and its Affiliates, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party and shall not be used in research or testing involving human subjects, in each case except as may be provided in the applicable R&D Plan. The Program Materials supplied under this Section 2.6 must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known. THE PROGRAM MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. The Party providing the Program Materials shall disclose to the other Party such information as is in the Providing Party’s possession and can reasonably be disclosed regarding such Program Materials including, where feasible, its identity, scientific nature, safety, safe handling, related patents or any other proprietary rights of a Third Party that are known to the providing Party.

2.7 [*]

ARTICLE 3

COLLABORATION MANAGEMENT

3.1 Collaboration Committees.

3.1.1 Joint Steering Committee. As soon as practicable after the Effective Date, XOMA and Takeda shall establish a Joint Steering Committee (the “Joint Steering Committee”) comprised of three (3) representatives designated by each of XOMA and Takeda, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents within the scope of the responsibilities of the Joint Steering Committee as provided herein.

3.1.2 Joint Research and Development Committee. As soon as practicable after the Effective Date, XOMA and Takeda shall establish a Joint Research and Development Committee (the “JRDC”) comprised of three (3) representatives designated by each of XOMA and Takeda, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents within the scope of the responsibilities of the JRDC as provided herein. From time to time during the Program Term, the JRDC may establish one or more Joint Project Teams (each, a “Joint Project Team”) to implement various aspects of any R&D Plan. Such teams shall be governed in the same manner and subject to the relevant requirements as set forth herein for the JRDC.

3.1.3 Joint Patent Committee. As soon as practicable after the Effective Date, XOMA and Takeda shall establish a Joint Patent Committee (the “Joint Patent Committee”)

comprised of an equal number of representatives designated by each of XOMA and Takeda, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents within the scope of the responsibilities of the Joint Patent Committee as provided herein.

3.2 Program Directors. Each Party shall appoint one of its designees on the Joint Steering Committee and/or the JRDC to serve as a program director (each, a “Program Director”) with responsibility for overseeing the day-to-day activities of the Parties with respect to the Collaboration and for being the primary point of contact between the Parties with respect to the Collaboration.

3.3 Replacement of Collaboration Committee Representatives and Program Directors. Each Party shall be free to replace its representative members of any Collaboration Committee and its Program Director with new appointees who have authority to act on behalf of such Party, on notice to the other Party.

3.4 Responsibilities of Joint Steering Committee. The Joint Steering Committee shall be responsible for overseeing and directing the Parties’ interaction and performance of their respective obligations under this Agreement regarding Collaboration Products until, with respect to a particular Collaboration Product, the filing of an IND for such Collaboration Product. Without limiting the generality of the foregoing, its duties shall include:

(a) preparing such procedures as may be necessary for the operation of the Joint Steering Committee, JRDC and Joint Patent Committee, and other committees the Joint Steering Committee decides to establish to assure the efficient operation of the Collaboration;

(b) approving strategy for the overall Research and Development and Manufacturing, and for all other activities conducted by the Parties hereunder, for each Collaboration Product prior to the filing of an IND for such Collaboration Product, in the Field in the Territory;

(c) reviewing and approving the annual R&D Plans proposed by the JRDC for each Collaboration Product prior to the filing of an IND for such Collaboration Product and approving the budget therefor and any modifications thereto as recommended by the JRDC;

(d) reviewing and approving the Manufacturing Plans proposed by the applicable Party and approving the budget therefor and any modifications thereto as recommended by such Party;

(e) overseeing the implementation of the Plans and allocation of resources and other activities in support of the Collaboration;

(f) establishing criteria for selection of Collaboration Products;

(g) selecting Collaboration Products, including a lead Program Antibody and one or more backup Program Antibodies for each Collaboration Target;

(h) facilitating the transfer of technology between the Parties through the JRDC;

(i) upon the recommendation of the JRDC, making decisions with respect to (i) the preclinical Development of Collaboration Products, and (ii) the in-licensing of applicable technology;

(j) evaluating the performance of the JRDC and Joint Patent Committee, and on a quarterly basis at a minimum, evaluating the progress of the R&D Program(s) against the applicable R&D Plan(s), including their respective timelines;

(k) resolving matters within the responsibilities of the JRDC and Joint Patent Committee as to which the members of such Collaboration Committee are unable to reach a consensus, and dissolving each such Collaboration Committee when its duties under the Collaboration are complete; and

(l) addressing issues and resolving differences that may arise between the Parties.

3.5 Responsibilities of JRDC. The JRDC shall be responsible for preparing for approval by the Joint Steering Committee and implementing the applicable annual R&D Plan, allocation of resources and other activities in support of the Collaboration, with the objective of expeditiously identifying Program Antibodies meeting the criteria for designation as Collaboration Products. Without limiting the generality of the foregoing, its duties shall include:

(a) establishing criteria for the selection of Program Antibodies;

(b) selecting Program Antibodies for characterization and optimization in the conduct of the Collaboration;

(c) monitoring, reviewing and reporting on the progress of the Collaboration;

(d) considering modifications to the applicable R&D Plan budget(s) as may be necessary or appropriate and, to the extent agreed upon by the JRDC, recommending that the Joint Steering Committee approve such modifications;

(e) proposing and overseeing the Research and Development strategy for each Collaboration Product prior to the filing of an IND for such Collaboration Product;

(f) establishing advisory committees comprised of scientific, medical and/or other appropriate experts not affiliated with either Party to advise the JRDC on matters related to the Research and Development of Collaboration Products;

(g) with advice from the Joint Patent Committee, evaluating the need for licenses from Third Parties, and determining their utility in the Collaboration (if any), and making the appropriate recommendation(s) to the Joint Steering Committee;

(h) providing all appropriate information regarding the progress of the applicable R&D Plan(s) to the Joint Steering Committee in advance of each quarterly Joint Steering Committee meeting; and

(i) performing such other activities as are contemplated by the terms of this Agreement.

The JRDC shall report its activities and make proposals to the Joint Steering Committee at least once each Contract Quarter, but more frequently as appropriate.

3.6 Responsibilities of Joint Patent Committee. The Joint Patent Committee shall be responsible for forming and implementing the intellectual property strategy of the Collaboration, with the objective of maximizing the patent and other protections for Program Antibodies and Collaboration Products afforded by applicable intellectual property Laws. In addition, through their representatives on the Joint Patent Committee or through counsel, the Parties shall keep each other informed of circumstances or developments relating to intellectual property rights owned or controlled by any Third Party that become known to such Party and that relate to any Collaboration Target, Plan, Program Materials, Program Technology or Collaboration Product. The Joint Patent Committee shall report its activities and make proposals to the Joint Steering Committee at least twice each Contract Year, but more frequently as appropriate.

3.7 Meetings of Collaboration Committees. As applicable, the Joint Steering Committee shall meet at least once every two Contract Quarters and the JRDC shall meet at least once every Contract Quarter, and more frequently as the Parties deem appropriate, on such dates and at such times as the Parties shall agree, on[*] written notice to the other Party unless such notice is waived by the Parties. The other Collaboration Committees shall meet at a frequency to be mutually agreed by the Parties when such committees are created. The first meeting of the Joint Steering Committee shall take place as soon as [*], but no later than [*], after the Effective Date. Each Collaboration Committee may convene or be polled or consulted from time to time by means of telecommunications, videoconferences or correspondence, as deemed necessary or appropriate by the Parties. To the extent that meetings are held in person, they shall alternate between the offices of the Parties unless the Parties otherwise agree. Representative(s) of either Party’s Affiliates who agree in writing to be bound by the restrictions of Article 10 may attend meetings of the Joint Steering Committee, the JRDC and/or the Joint Patent Committee but will not have any independent voting rights under Section 3.8.1.

3.8 Decisions.

3.8.1 Quorum; Voting. A quorum for a meeting of a Collaboration Committee shall require the presence of at least one Takeda member (or designee) and at least one XOMA member (or designee) in person or by telephone. All decisions made or actions taken by a Collaboration Committee shall be made unanimously by its members, with the Takeda members cumulatively having one vote and the XOMA members cumulatively having one vote; provided, however, that notwithstanding anything herein to the contrary, [*].

3.8.2 Dispute Resolution.

3.8.2.1 In the event that unanimity cannot be reached by either the JRDC or the Joint Patent Committee with respect to a matter that is a subject of their respective decision-making authority, then the matter shall be referred for further review and resolution to the Joint Steering Committee.

3.8.2.2 In the event that unanimity cannot be reached by the Joint Steering Committee with respect to a matter that is a subject of its decision-making authority, [*] the matter shall be referred for further review and resolution to the Chief Executive Officer of XOMA, or such other similar position designated by XOMA from time to time, and the General Manager of Pharmaceutical Research Division of Takeda, or such other similar position designated by Takeda from time to time (the “Representatives”). The Representatives shall use reasonable efforts to resolve the matter within [*] after the matter is referred to them. In the event that the Representatives cannot resolve the matter within such [*] period, then [*] shall have the deciding vote with respect to such matter, except as otherwise provided in this Section 3.8.2.

3.8.2.3 [*].

3.8.2.4 Notwithstanding anything herein to the contrary, any dispute over the interpretation of the meaning of any term or condition of this Agreement may be referred by either Party to a Third Party arbitrator or arbitrators, in accordance with the following procedures, whose decision shall be non-binding. The Parties shall attempt to mutually agree upon a single independent Third Party arbitrator (who shall be a professional with appropriate experience in the subject matter at issue in such dispute) within [*] of providing written notice of an election to pursue arbitration hereunder. If the Parties are unable to mutually agree upon one such person, then each Party shall appoint one independent Third Party professional with appropriate experience in the subject matter at issue in such disagreement within [*] after the date of the arbitration notice and such person(s) shall select a single independent Third Party arbitrator, who shall be a professional with appropriate experience in the subject matter at issue in such disagreement. Each Party shall present all relevant information supporting its position on the matter in dispute and all other information as such Party reasonably desires regarding such disagreement. Within [*] after the date of the arbitration notice, the arbitrator shall provide written notice to the Parties regarding his or her determination regarding such disagreement. If the Parties cannot resolve any such matter within [*] following the arbitrator’s provision of written notice to the Parties regarding his or her determination regarding such disagreement, the Parties shall be free to pursue all available recourse both at law and in equity with respect to the applicable matter(s).

3.9 Minutes. As soon as reasonably practicable after each Collaboration Committee meeting, a member of such Collaboration Committee designated by the Party hosting such meeting, or another attendee at such meeting agreed to by the Parties, shall prepare and distribute draft minutes of the meeting (which shall provide a summary of the discussions at the meeting and a list of any actions, decisions or determinations approved by such Collaboration Committee) and shall revise such draft to reflect any comments thereon received from other members of such Collaboration Committee. Minutes in final form shall be circulated to all members of such Collaboration Committee sufficiently in advance of the next meeting to allow review and approval prior to the next meeting of such Collaboration Committee. Final minutes (including the actions, decisions or determinations included therein) shall be approved no later than the date of the next such meeting.

ARTICLE 4

RESEARCH AND DEVELOPMENT PROGRAMS

4.1 General. The Research and Development of Antibodies for the Collaboration Target(s), Program Antibodies (including their identification, characterization, selection and optimization) and Collaboration Products will be pursued jointly by the Parties under the direction of the JRDC in accordance with annual R&D Plans. Each Party shall use Commercially Reasonable and Diligent Efforts to conduct those Collaboration activities for which it has responsibility. It is anticipated that key activities to be conducted by XOMA may include, but shall not be limited to, the following:

[*]

4.2 R&D Plans.

4.2.1 The JRDC shall be responsible for preparation of, and the Joint Steering Committee shall be responsible for approval of, the R&D Plan for each Collaboration Target for every Contract Year (other than the First Contract Year) during the applicable Program Term at least [*] prior to the commencement of such Contract Year. The R&D Plan relating to the first Collaboration Target for the First Contract Year has been prepared by the Parties and attached hereto as Schedule 2.2.1. The initial R&D Plan relating to any other Collaboration Target shall be prepared and agreed to in accordance with Section 2.2.5. Prior to the approval of any R&D Plan (or as soon as reasonably practicable following any change or proposed change to an approved R&D Plan that would affect XOMA’s proposal regarding discovery and/or optimization technologies), XOMA shall identify to Takeda in writing the discovery and/or optimization technology or technologies that XOMA proposes to use to discover and/or optimize Antibodies in accordance with such R&D Plan (or change or proposed change thereto). [*]. In the first Contract Year in which the Parties designate a Collaboration Product, the JRDC shall revise the initial R&D Plan for such Collaboration Product to include the preclinical Research and Development activities for such Collaboration Product [*]. The responsibility of the JRDC for preparing an annual R&D Plan for each Collaboration Product shall terminate with respect to any particular Collaboration Product upon the filing of an IND for such Collaboration Product.

4.2.2 Each annual R&D Plan shall be in writing and shall set forth with reasonable specificity the Research and Development objectives, priorities, activities, milestones, budgets, personnel requirements, other resources and allocations of responsibilities between the Parties for the period covered by such annual R&D Plan in a manner consistent with the terms of this Agreement. The R&D Plans shall cover all aspects of Research and Development (including without limitation the discovery of Antibodies to the applicable Collaboration Targets and the identification, characterization, selection and optimization of Program Antibodies prior to their designation as Collaboration Products) and shall include, with reasonable specificity, the Research and Development activities to be performed by each Party and the Research and Development activities, if any, to be performed by subcontractors. The JRDC may agree on modifications, and recommend that the Joint Steering Committee approve such modifications, to the provisions of any R&D Plan at any time.

4.3 Regulatory Matters.

4.3.1 Regulatory Responsibility. The filing, prosecution and maintenance of INDs and other regulatory documents required to be filed with any Regulatory Authority with regard to each Collaboration Product will be in the name of and the responsibility of Takeda. With respect to each Collaboration Product, Takeda shall oversee, monitor and coordinate all regulatory actions, communications and filings with and submissions to Regulatory Authorities, including filings and submissions of supplements and amendments thereto at its own costs and responsibility. Ownership and control of all establishment licenses and other Regulatory Approvals shall be held by Takeda.

4.3.2 Regulatory Meetings and Correspondence. Takeda shall be responsible for interfacing, corresponding and meeting with Regulatory Authorities with respect to such Collaboration Product.

4.3.3 Reporting Adverse Drug Reactions. Takeda will be responsible for reporting all Adverse Drug Reactions to the appropriate Regulatory Authorities in the applicable country(ies) or region(s) in accordance with applicable Laws.

4.3.4 DMF Reference Right. XOMA hereby grants Takeda a right of reference to any Drug Master File or similar filing that XOMA may make relating to a [*] for any Collaboration Product and upon request shall provide a letter of access to such filing allowing regulatory review of such filing by the FDA in conjunction with Takeda’s submissions to the FDA with respect to such Collaboration Product.

ARTICLE 5

MANUFACTURING AND SUPPLY

5.1 Designation of XOMA as Manufacturing Party.

5.1.1 Generally. XOMA shall be responsible for Manufacturing and supply (itself or, if useful and appropriate and upon Takeda’s prior written consent (which consent shall not be unreasonably withheld or delayed), through one or more Third Parties) of all quantities of each Collaboration Product necessary for Research and Development and all Phase 1 Trials of such Collaboration Product. In regard to such manufacturing obligations, XOMA shall be responsible for implementing all aspects of Manufacturing under the direction and oversight of the Joint Steering Committee, as set forth in Section 3.4, and in accordance with a manufacturing plan as approved by the Joint Steering Committee. XOMA shall prepare any initial draft of such manufacturing plan. Such manufacturing plan shall describe the specific Manufacturing activities to be undertaken by XOMA, shall include a general description of the personnel and other resources of XOMA to be used in the implementation thereof and shall set forth a unanimously agreed budget for such activities (each, as may be modified or amended and approved from time to time in accordance with this Agreement, a “Manufacturing Plan”). [*]

5.1.2     [*]

5.2 Supply.

5.2.1 Phase 1 Trial Supply. XOMA shall be responsible for supply (subject to Section 5.1) of all requirements of Collaboration Product necessary to support a Phase 1 Trial for such Collaboration Product and shall use Commercially Reasonable and Diligent Efforts to supply such Collaboration Product consistent with the applicable Plan(s) agreed between the Parties hereto.

5.2.2 Certain Covenants. XOMA covenants that, during the term of this Agreement, it will (a) use Commercially Reasonable and Diligent Efforts to avoid shortfalls of supply based on the forecasts established in the Manufacturing Plan(s), shall promptly notify Takeda as soon as practicable after it becomes aware of any probable shortfall and shall use Commercially Reasonable and Diligent Efforts to remedy any shortfall of supply that does occur; (b) be responsible for manufacturing, filling, packaging and warehousing of the Collaboration Product in conformity with applicable cGMP Guidelines and the Specifications, and in accordance, in all material respects, with all other applicable Laws; (c) maintain or cause to be maintained all records necessary and appropriate to demonstrate compliance with applicable cGMP Guidelines; and (d) grant

Takeda the right, on reasonable advance notice and during normal business hours during the term of this Agreement, to have its personnel or representatives with quality control or quality assurance responsibilities inspect and audit the facilities and operations of XOMA directly related to the manufacture and supply of the Collaboration Product in order to confirm compliance with the covenants contained in this Section 5.2.2; provided that in the absence of a shortfall occurring, the foregoing inspection and audit right of Takeda shall be limited to [*] such visit per calendar year and [*] such personnel or representatives per visit; provided, further, that XOMA shall be given advance notice of such personnel or representatives and the proposed date of their visit. XOMA may raise good faith objections to the personnel or representatives proposed by Takeda as well as the timing of the visit by such personnel or representatives, the merits of which Takeda shall consider in good faith.

5.2.3 Post Phase 1 Trial Supply and Commercial Supply by Takeda. Notwithstanding anything herein to the contrary, Takeda reserves the exclusive right to conduct formulation studies on Collaboration Products by themselves or with the aid of one or more Third Parties and to manufacture Collaboration Products by themselves or with the aid of one or more Third Parties for post Phase 1 Trial development and for commercial supply in the Territory and Field. In the event Takeda elects to conduct formulation studies on a Collaboration Product, whether by itself or one or more Third Parties, XOMA shall provide reasonable assistance to Takeda or designated Third Parties, at Takeda’s expense.

5.3 Manufacturing Technology Transfer. In the event Takeda determines, following XOMA’s provision to Takeda of the last clinical lot of a Collaboration Product to support a Phase 1 Trial for such Collaboration Product, to have such Collaboration Product manufactured or supplied by a party other than XOMA, XOMA shall, at Takeda’s expense, make a manufacturing technology transfer to Takeda, its Affiliate or a Third Party designee, of such Program Materials, Program Technology and any other manufacturing technology, information and materials Controlled by XOMA, as are reasonably necessary for Takeda, its Affiliate or Third Party designee, as the case may be, to manufacture such Collaboration Product on its own using the developed process. XOMA may raise good faith objections to any Third Party designee that Takeda identifies to receive such manufacturing technology transfer, the merits of which Takeda shall consider in good faith; provided, that, in the event such manufacturing technology transfer includes any rights to XOMA’s bacterial cell expression technology, Takeda shall not designate [*] as a recipient of such transfer. XOMA shall provide reasonable assistance to Takeda, at Takeda’s expense, to enable Takeda, its Affiliate or Third Party designee, as the case may be, to begin manufacturing the Collaboration Product as soon as practicable after the manufacturing technology transfer has been completed.

5.4 Event of Default Regarding Manufacturing. The Parties agree that time is of the essence with regard to XOMA’s Manufacturing and supply of Collaboration Product under Section 5.2. In the event that XOMA should fail in any material respect to meet the requirements of supply for Collaboration Product consistent with the Plan(s) then in place to support a Phase 1 Trial for a Collaboration Product, regardless of whether or not XOMA has used Commercially Reasonable and Diligence Efforts as required under Section 5.2.1, where such failure is not due to any action or inaction by Takeda, and XOMA does not cure such failure in full within [*] after written notice thereof by Takeda, then Takeda shall have the right to Manufacture and supply quantities of Collaboration Product independent of XOMA, whether by itself or with the aid of a Third Party. Such right shall be, in addition to other remedies that Takeda may have under this Agreement, including Section 13.4. Furthermore, following such failure to meet all requirements of supply, Takeda shall have the option to deny XOMA any further right to Manufacture and supply Collaboration Product under Article 5.

ARTICLE 6

ASSIGNMENT/GRANTS OF RIGHTS; COVENANTS

6.1 Assignment and Grants of Licenses.

6.1.1 Assignment by XOMA. XOMA and/or an Affiliate of XOMA, as appropriate, hereby assigns and agrees to execute such documents as are reasonably necessary to effect such assignment to Takeda, all of XOMA’s interests and all of XOMA’s Affiliates’ interests in (a) Program Technology relating to the composition or use of any Program Antibody (including, but not limited to, any Collaboration Product), and (b) Program Patents containing a Valid Claim to the composition of any Program Antibody (including, but not limited to, any Collaboration Product) including any uses thereof (each such claim, an “Antibody Related Claim”).

6.1.2 Grant of Rights by XOMA. Subject to the terms of this Agreement and any applicable Pre-existing Obligations, during the term of this Agreement, XOMA hereby grants to Takeda, in the Field and within the Territory:

(a) a non-exclusive right and license, with the right to sublicense, under the XOMA Background Technology to make, have made, use, sell and import Program Antibodies;

(b) a non-exclusive right and license, with the right to sublicense, under any Patent Rights and Know-How Controlled by XOMA Covering any control antibodies provided by XOMA for the sole purpose of using such control antibodies to evaluate the Program Antibodies; and

(c) an exclusive right and license, with the right to sublicense, under any Program Patent Rights or other Patent Rights and Know-How Controlled by XOMA Covering each antibody-producing cell line created by XOMA that expresses a Program Antibody provided by XOMA, for the sole purpose of using such cell line to produce the applicable Program Antibody.

For the avoidance of doubt, the above license grants are intended to include any licenses obtained from Third Parties, including those obtained under Sections 2.7 and 5.1.2, to which XOMA has the right to grant a sublicense which is necessary to research, make, have made, use or sell, any Collaboration Product. Also for the avoidance of doubt, the above license grants do not include the Human Engineering™ Technology, although to the extent XOMA uses the Human Engineering™ Technology in the Collaboration, composition of matter claims arising out of XOMA’s activities in connection with the Collaboration directed to Human Engineered™ Program Antibodies are included in the assignment set forth in Section 6.1.1 above.

6.1.3 Grant of Rights by Takeda. Subject to the terms of this Agreement and any applicable Pre-existing Obligations, during the Program Term, Takeda hereby grants to XOMA, in the Field and within the Territory, a non-exclusive right and license, without any right to sublicense (except as set forth below), under the Takeda Background Technology, to conduct activities in connection with the Collaboration. Such right and license shall include the right to grant sublicenses to Affiliates of XOMA and to Third Parties hired by XOMA to conduct work on the Collaboration and that are approved by the Joint Steering Committee. Any such sublicense shall be set forth in a written agreement containing confidentiality, non-use and ownership of intellectual property provisions consistent with and no less restrictive than those contained herein and shall be subject and subordinate to the terms and conditions of this Agreement.

6.2 No Grant of Other Technology or Patent Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, gene or genomic sequence data or information, products, or biological materials of the other Party, including items owned, controlled or developed by, or licensed to, the other Party, or transferred by the other Party to said Party, at any time pursuant to this Agreement.

6.3 [*]

ARTICLE 7

FINANCIAL TERMS

7.1 Upfront Fee. Takeda shall pay XOMA a non-refundable fee for the first Proposed Target and the option provided hereunder for additional Proposed Targets total in cash of [*] (“First Upfront Fee”) and for each additional Proposed Target becoming Collaboration Target hereunder in cash of [*] (each, an “Additional Upfront Fee”) within [*] of acceptance by XOMA of such Collaboration Target for Research and Development in accordance with Section 2.2.5 hereof. The Parties acknowledge that, because the first Collaboration Target has been accepted into the Collaboration, the First Upfront Fee is due within [*] of execution of this Agreement by the Parties.

7.2 Annual Maintenance Fee. For each R&D Program then in effect, Takeda shall pay XOMA a non-refundable fee in cash of [*] (each, an “Annual Maintenance Fee”) on the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter [*].

7.3 Milestones.

7.3.1 On an R&D Program-by-R&D Program basis and/or a Program Antibody-by-Program Antibody basis, as applicable (as more fully described below), Takeda shall pay XOMA the following milestone payments upon the occurrence of the following events [DRAFT NOTE: In order to be able to redact the individual milestone payment amounts, we will need to disclose in Form 10-K itself the total amount of the milestones payable under this section.]:

	Event	Payment Amount
1.	Delivery to Takeda of at least one (1) Program Antibody that meets the success criteria established at the initiation of the related R&D Program	[*]

2.	Successful establishment of Master Cell Bank (i.e., successfully passes FDA Points to Consider and ICH guidelines for cell bank testing)	[*]

	Event	Payment Amount
3.	First patient dosed	[*]

4.	First patient dosed in a Phase 2 Trial	[*]

5.	First patient dosed in a Phase 3 Trial	[*]

6.	First submission of BLA or equivalent in

	a. the United States	[*]

	b. the European Union	[*]

	c. Japan	[*]

7.	First Regulatory Approval in

	a. the United States	[*]

	b. the European Union	[*]

	c. Japan	[*]

7.3.2 [*].

7.3.3 [*]

7.3.4 [*]

7.3.5 [*]

7.3.6 [*]

7.4 Royalty.

7.4.1 Royalty Rate and Term. For each Collaboration Product, Takeda shall pay XOMA a royalty of [*] of Net Sales of such Collaboration Product on a country-by-country basis until [*]. After expiration of royalty obligations hereunder, the licenses granted hereunder shall be fully paid-up.

7.4.2 [*]

7.5 Reporting and Payment.

7.5.1 Milestones. During the term of this Agreement, Takeda shall within [*] after the achievement of any milestone event referred to in Section 7.3, furnish to XOMA a written notice indicating the milestone achieved and, if applicable, the relevant indication, label expansion and/or Regulatory Authority. Milestone payments for each milestone event shall be due simultaneously with Takeda’s report under Section 7.5.1 for such milestone event.

7.5.2 Royalties. All amounts payable to XOMA under Section 7.4 shall be paid on [*] basis, subject to [*], in accordance with this Section 7.5.2. [*].

Takeda shall provide XOMA with a monthly flash statement of the amount of gross sales of each Collaboration Product in the Territory during the applicable month. Each final report delivered by Takeda to XOMA once every half of a calendar year mentioned above shall include a monthly statement of the amount of gross sales of each Collaboration Product in the Territory during the applicable half of the calendar year, an amount of Net Sales in the Territory during such half of the calendar year, with quarterly breakdown, and a calculation of the amount of royalty payment due on such sales for such half of the calendar year, with quarterly breakdown. Takeda shall require its sublicensees to account for their Net Sales and to provide such reports with respect thereto so that Takeda can fulfill the above-mentioned obligations in this Section 7.5.2.

Royalties payable on sales in countries other than the United States shall be calculated in accordance with the standard exchange rate conversion practices used by Takeda for financial accounting purposes. If no royalty or payment is due for any royalty period hereunder, Takeda shall so report. Takeda shall keep, and shall require its sublicensees to keep (all in accordance with GAAP) for at least [*] after prepared, complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined. Takeda shall include in each agreement with each applicable sublicensee a provision requiring such sublicensee to make reports to Takeda, to keep and maintain records of sales made pursuant to such agreement and to grant access to such records by XOMA’s independent certified public accountant to the same extent required of Takeda under this Agreement.

7.6 Costs and Expenses.

7.6.1 FTEs. Takeda shall be responsible for all of its own costs and shall pay XOMA [*] of XOMA’s R&D Costs and [*] of XOMA’s Manufacturing Costs (excluding in each case the costs of Third Party goods and services, which are addressed in Section 7.6.2 below, and Batch production costs, which are addressed in Section 7.7 below), calculated on a functional area-by-functional area basis based on FTE Rates.

7.6.2 Third Party Costs. Charges for Third Party goods and services and other financial obligations to Third Parties incurred or undertaken consistent with and directly related to any Plan shall be the responsibility of Takeda. XOMA will separately charge Takeda for XOMA’s [*] costs, which may include, but are not limited to, extraordinary raw materials (e.g., purification resins), project required capital purchases (e.g., dedicated purification columns), outside testing, and reasonable Collaboration-specific travel expenses.

7.6.3 Third Party Licenses. [*].

7.6.4 Committee Expenses. Takeda shall be responsible for all travel and related costs for its representatives, and, to the extent not paid pursuant to Section 7.6.1, shall reimburse XOMA for all reasonable travel and related costs for XOMA’s representatives whose FTE costs are not otherwise reimbursed by Takeda, to attend meetings of, and otherwise participate on, any

Collaboration Committee. XOMA shall use Commercially Reasonable Efforts to minimize these costs.

7.6.5 [*].

7.7 Batch Prices. For each Batch Manufactured by XOMA in accordance with a Manufacturing Plan, Takeda shall pay XOMA the Batch Price. XOMA will separately charge Takeda, in accordance with each Manufacturing Plan, for [*] costs, which may include, but are not limited to, extraordinary raw materials (e.g., purification resins), project required capital purchases (e.g., dedicated purification columns), outside testing, and reasonable Collaboration-specific travel expenses.

7.8 Records. The Parties shall each keep accurate books and accounts of record in connection with the R&D Programs and the Manufacture of Collaboration Products in a manner consistent with GAAP and in sufficient detail to permit accurate determination of all figures necessary for verification of R&D Costs, Manufacturing Costs and Net Sales hereunder.

7.9 Audits. Upon the written request of a Party, the other Party shall permit an independent certified public accountant selected by the requesting Party and acceptable to the other Party, which acceptance shall not be unreasonably withheld or delayed, to have access, at reasonable times and during normal business hours, to such records of such other Party as may be reasonably necessary to verify the accuracy of an Takeda payment report or XOMA charges and invoices submitted to Takeda hereunder, provided that such records shall be limited to the immediately preceding [*]. Each Party shall use commercially reasonable efforts to schedule all such verifications within [*] after the requesting Party makes its written request. All such verifications shall be conducted not more than [*] in, or with respect to, each Contract Year. The report of the requesting Party’s independent certified public accountant shall be made available to both Parties. Subject to the other Party’s rights under Section 14.8, in the event the requesting Party’s independent certified public accountant concludes that additional amounts were owed to the requesting Party for such period, the additional amounts shall be paid by the other Party within [*] of the date the requesting Party delivers to the other Party such written report so concluding, unless such report contains manifest error. In the event the requesting Party’s independent certified public accountant concludes that there was an overpayment to such Party during such period, the overpayment shall be repaid by the requesting Party within [*] of the date the requesting Party received such written report so concluding, unless such report contains manifest error. The fees charged by such independent certified public accountant shall be paid by the requesting Party unless such audit discloses a payment discrepancy of more than [*] of the amount due under this Agreement for the period in question, in which case the Party responsible for a payment discrepancy that is detrimental to the other Party will bear the full cost of such audit. Each Party agrees that all information subject to review under this Section 7.9, or under any agreement with a sublicensee of Takeda, is confidential and that the Party receiving such information shall cause its independent certified public accountant to retain all such information in confidence. The requesting Party’s independent certified public accountant shall only report to the requesting Party as to the computation of royalties or charges and invoices payable under this Agreement, as applicable, and shall not disclose to the requesting Party any other information of the other Party or any sublicensee of Takeda.

7.10 Withholding Taxes. In the event that any royalties or other payments due to a Party are subject to withholding tax required by Law to be paid to the taxing authority of any foreign country, the amount of such tax may be withheld from the applicable royalties or other payment due such Party. The Party owing such payment shall promptly pay such tax on behalf of the Party to which such payment is owed and shall furnish the Party to which such payment is owed with a certificate of withholding tax so deducted for such Party’s avoidance of duplicate taxation in United States. Except as permitted in accordance with Section 1.62, the Party owing such payment may not deduct any other withholding or any other governmental charges from the payments agreed upon under this Agreement, except to the extent same are paid on behalf of, or for the benefit of, the Party to which such payment is owed. The Party owing such payment shall maintain official receipts of payment of any such withholding taxes and shall forward such receipts to the Party to which such payment is owed.

7.11 Blocked Currency. If by Law conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, the Party owing such payment shall give the Party to which such payment is owed prompt written notice and shall make such payment due under this Article 7 through such means or methods as are lawful in such country as the Party to which such payment is owed may reasonably designate. Failing the designation by the Party to which such payment is owed of such lawful means or methods within [*] after such written notice is given to such Party, the Party owing such payment shall deposit such royalty payment in local currency to the credit of the Party to which such payment is owed in a recognized banking institution designated by such Party, or if none is designated by such Party within the [*] period described above, in a recognized banking institution selected by the Party owing such payment and identified in a written notice to other Party, and such deposit shall fulfill all obligations of the Party owing such payment to the other Party with respect to such payment.

7.12 Interest on Late Payments. Any failure by a Party to make a payment when due shall obligate such Party to pay interest to the receiving Party at a rate equal to [*] (the “Applicable Interest Rate”). The Applicable Interest Rate shall be calculated from the date payment was due until actually received by the receiving Party based on actual number of days lapsed and a 360-day year.

7.13 Manner of Payment. Except as provided in Section 7.11, payments to be made by one Party to the other under this Agreement shall be payable in United States dollars and shall be paid by wire transfer in immediately available funds to such bank account as is designated in writing at latest [*] before the change by such Party from time to time. Attached hereto as Schedule 7.13 is such bank account information for payments to be made to XOMA hereunder, until such time as XOMA designates a different bank account as provided herein.

ARTICLE 8

PRODUCT DEVELOPMENT DILIGENCE

8.1 Takeda Obligations. Subject to Takeda’s termination right under Section 13.2, Takeda shall use Commercially Reasonable and Diligent Efforts to actively Develop and obtain Regulatory Approval for at least one Collaboration Product selectively binding to and acting through each applicable Collaboration Target and, following such Regulatory Approval, to maximize Net Sales of such Collaboration Product.

8.2 XOMA Obligations. With respect to each Collaboration Target for which XOMA completes Research and Development activities set forth in any R&D Plans, XOMA shall deliver to Takeda copies of all such data, information, registrations and applications therefor, or, where appropriate, otherwise provide Takeda with reasonable access, directly or indirectly, to such data, information, registrations or applications (e.g., by way of a letter of access to a Drug Master File or similar filing), in each case as are existing and reasonably necessary to enable Takeda to pursue the development and commercialization of such Collaboration
Product(s).

8.3 Termination of Collaboration Product. [*].

8.4 Preconditions for Termination of a Collaboration Product under Section 8.3. [*].

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership of Intellectual Property.

9.1.1 Ownership of Background Technologies. Subject to the rights and licenses granted under this Agreement, XOMA (and its licensors, as applicable) shall own and retain all rights to the XOMA Background Technology and Takeda (and its licensors, as applicable) shall own and retain all rights to the Takeda Background Technology.

9.1.2 Ownership of Program Technology.

9.1.2.1 Inventorship. Inventorship for patentable inventions and discoveries conceived or reduced to practice in the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. patent laws. In the event of a dispute regarding inventorship, the matter shall be referred to the Joint Patent Committee, and if the Joint Patent Committee is unable to resolve such inventorship dispute, the matter shall be referred to the Joint Steering Committee. After each such Committee shall have used good faith efforts to resolve the dispute for at least one (1) week, then either Party may present the matter to a court of competent jurisdiction for resolution as provided in Section 9.6.

9.1.2.2 Ownership of Program Materials and Technology. Subject to the rights and licenses granted under this Agreement such as those under Sections 6.1.1 and 6.1.2, title to all Program Materials and Program Technology, including, without limitation, all Program Patent Rights therein, other than the Program Materials and Program Technology assigned to Takeda pursuant to Sections 2.6 and 6.1.1, shall be based upon the inventorship for such Program Materials and Program Technology, and title to the Program Materials and Program Technology assigned to Takeda pursuant to Sections 2.6 and 6.1.1, including, without limitation, all Program Patent Rights therein, is hereby deemed assigned to Takeda in accordance with Section 2.6 and/or Section 6.1, as applicable. Subject to the rights and licenses granted under this Agreement, including but not limited to Sections 6.1.1 and 6.1.2, (a) Takeda shall own Program Materials and Program Technology invented solely by employees, agents, consultants or contractors of Takeda or a Takeda Affiliate; (b) subject to and in accordance with Sections 2.6 and 6.1, XOMA shall own Program Materials and Program Technology invented solely by employees, agents, consultants or contractors of XOMA or a XOMA Affiliate; and (c) subject to and in accordance with Sections 2.6 and 6.1, Takeda and XOMA shall jointly own Program Materials and Program Technology invented jointly by employees, agents, consultants or contractors of both Takeda and XOMA or Affiliates of Takeda and XOMA.

9.1.3 Certain Rights With Respect to Program Materials and Technology.

9.1.3.1 Without affecting the Parties’ respective rights and obligations under Section 2.1.3 and subject to any applicable Pre-existing Obligations, Takeda hereby grants to XOMA, within the Territory, a non-exclusive, [*] right and license, with the right to sublicense, under those aspects of Takeda’s interest in the Program Materials and the Program Technology that are of general applicability (i.e., not specific to a particular Collaboration Target, Program Antibody or Collaboration Product), for purposes of discovering, creating, researching, developing, manufacturing and commercializing antibodies and antibody products (excluding Program Antibodies and Collaboration Products) and related activities with respect thereto, including without limitation any product (other than a Program Antibody or Collaboration Product) or use that, but for the license grant in this Section 9.1.3.1, would infringe any Program Patent Rights Controlled by Takeda, provided, that this Section 9.1.3.1 shall not permit XOMA to use such Program Materials or Program Technology for such purposes with respect to any antibody or antibody product that selectively binds to and acts through a Collaboration Target for a period of five (5) years following the Effective Date. For the avoidance of doubt, the license granted in this Section 9.1.3.1 does not include any rights to the Takeda Background Technology or any other intellectual property rights of Takeda that are first invented, identified, discovered, made, conceived, reduced to practice or otherwise licensed or acquired outside of the Collaboration.

9.1.3.2 Without affecting the Parties’ respective rights and obligations under Section 2.1.3 and subject to any applicable Pre-existing Obligations, XOMA hereby grants to Takeda, within the Territory, a non-exclusive, [*] right and license, with the right to sublicense, under those aspects of XOMA’s interest in the Program Materials and the Program Technology that are of general applicability (i.e., not specific to a particular Collaboration Target, Program Antibody or Collaboration Product), for purposes of researching, developing, using, manufacturing and commercializing Program Antibodies and Collaboration Products and related activities with respect thereto, including without limitation any Program Antibody, Collaboration Product or use of a Program Antibody or Collaboration Product that, but for the license grant in this Section 9.1.3.2, would infringe any Program Patent Rights Controlled by XOMA. For the avoidance of doubt, unless otherwise expressly provided hereunder, the license granted in this Section 9.1.3.2 does not include any rights to the XOMA Background Technology or any other intellectual property rights of XOMA that are first invented, identified, discovered, made, conceived, reduced to practice or otherwise licensed or acquired outside of the Collaboration.

9.1.3.3 The rights of the Parties outside the Collaboration provided for elsewhere herein with respect to jointly owned Program Technology and Program Patent Rights may be exploited by either Party without the prior approval of any Collaboration Committee or the approval of, or accounting or other financial obligations to, the other Party. To the extent any Laws governing any portion of the Program Technology require the consent of the other joint owner(s) of such portion of the Program Technology in order for a Party to exploit or grant licenses to such portion of the Program Technology, each Party hereby grants such consent to the other Party.

9.2 Prosecution and Maintenance of Program Patent Rights.

9.2.1 Primary Prosecution Rights. [*].

9.2.2 Secondary Prosecution Rights. [*].

9.3 Enforcement of the Program Patent Rights.

9.3.1 Notifications. Each Party shall provide to the other Party copies of (a) any written notices it receives from any Third Party regarding any patent nullity action, declaratory judgment action, alleged invalidity, unenforceability, infringement or non-infringement with respect to Program Patent Rights or alleged misappropriation of intellectual property with respect to Program Technology, Program Materials or Collaboration Products, and (b) any written allegations it receives from a Third Party that the manufacture, use, sale, offer for sale or import of Program Technology, Program Materials or any Collaboration Product infringes the intellectual property rights of such Third Party, in each case promptly following receipt thereof.

9.3.2 Infringement Proceedings Against Third Parties.

9.3.2.1 [*].

9.3.2.2 [*].

9.3.2.3 [*].

9.4 Infringement Proceedings by Third Parties. In the event that a Party receives written notice that it or any of its Affiliates have been individually named as a defendant in a legal proceeding by a Third Party alleging infringement or misappropriation of a Third Party patent or other intellectual property right as a result of the manufacture, use, sale, offer for sale or import of the Program Technology, the Program Materials or a Collaboration Product, such Party shall promptly notify the other Party in writing. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. In addition to its obligations under Section 12.1, Takeda agrees to defend, indemnify and hold XOMA, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) based on, arising out of or in connection with (a) Takeda’s activities, decisions or determinations (or failures to act, decide or determine) in the course of the Collaboration under this Agreement and/or (b) XOMA’s activities in the course of the Collaboration under this Agreement with respect to Collaboration Targets or Antibodies to Collaboration Targets (including assays and reagents related thereto) or as otherwise consistent with any approved R&D Plan or any approved modification thereof, unless such infringement was caused by (i) a reckless or intentional act by XOMA, its directors, officers, employees or authorized agents, or (ii) a negligent act or omission by XOMA, its directors, officers, employees or authorized agents relating to an infringement of the intellectual property of a Third Party which is not specific (or not alleged to be specific) to the Collaboration Target. Any claim for indemnification under this Section 9.4 shall be subject to the procedural requirements of Section 12.4.

9.5 Cooperation. Each Party hereby agrees:

(a) to cooperate in the Patent Prosecution of any inventions within the Program Materials or Program Technology that in accordance herewith are jointly owned by the Parties in order to segregate the claims so as to implement the terms of Section 9.2;

(b) to take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect the other Party’s ownership interest of the Program Materials and the Program Technology in accordance with the intent of this Agreement;

(c) to provide the other Party with copies of drafts of all material filings with or other submissions to the U.S. Patent and Trademark Office or its foreign counterparts relating to Patent Prosecution, or the court or other tribunal relating to any infringement claims against Third Parties under the Program Patent Rights or the defense of infringement or misappropriation claims by Third Parties relating to the Program Technology, the Program Materials or a Collaboration Product, in each case reasonably prior to the filing or submission thereof, and to give due consideration to the comments and suggestions of the other Party in relation thereto;

(d) to provide the other Party with copies of all material filings with or other submissions to the U.S. Patent and Trademark Office or its foreign counterparts relating to Patent Prosecution or the court or other tribunal relating to any infringement claims against Third Parties under the Program Patent Rights or the defense of infringement or misappropriation claims by Third Parties relating to the Program Technology, the Program Materials or a Collaboration Product;

(e) to keep the other Party apprised of material developments in any discussions or negotiations with Third Parties concerning the licensing of any intellectual property in connection with the Collaboration or the settlement of any dispute relating thereto, and as reasonably requested by the other Party to provide (for review and comment) copies of drafts of any license, settlement or other agreement relating thereto, as well as copies of the final versions of any such agreements;

(f) to cooperate, as reasonably necessary, with the other Party in gaining patent term extensions, supplemental protection certificates or their equivalents wherever applicable to any Program Patent Rights;

(g) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the Patent Prosecution of the other Party’s patent applications related to inventions within the Program Materials and Program Technology; and

(h) to make its employees, Affiliates, agents, independent contractors and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives and, in any case, at the directing or acting Party’s expense as provided in this Article 9) to the extent reasonably necessary by the other Party in connection with Patent Prosecution, the pursuit of infringement claims against Third Parties relating to the Program Patent Rights or the defense of infringement or misappropriation claims by Third Parties relating to the Program Technology, the Program Materials or a Collaboration Product.

9.6 Disputes Regarding Intellectual Property. Without limiting or otherwise restricting the Parties’ respective rights and obligations expressly set forth in the other provisions of this Article 9, the Parties agree that any dispute between them over the inventorship, ownership, validity, enforceability or infringement of any Patent Rights related to the Collaboration and Controlled by either Party that cannot be resolved between them after following the procedures of Section 14.8 shall be presented only to a court of competent jurisdiction for resolution pursuant to Section 14.7 hereof.

ARTICLE 10

CONFIDENTIALITY

10.1 Nondisclosure Obligations.

10.1.1 General. Except as otherwise provided in this Article 10, during the term of this Agreement and for a period of [*] thereafter, or longer if required by any agreement with a Third Party relating to such Confidential Information, each Receiving Party shall maintain the Confidential Information of each Disclosing Party in confidence and use it only for purposes specifically authorized under this Agreement. Upon the expiration or termination of this Agreement, each Party shall promptly inform the other Party in writing if any Confidential Information the other Party received from such Party hereunder is covered by such a Third Party agreement with such Party and if the term of confidentiality for such Confidential Information will extend beyond such [*] period.

10.1.2 Limitations. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement and subject to advance written notification to the Disclosing Party: (a) a Party may disclose Confidential Information it is otherwise obligated not to disclose under this Section 10.1, to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a strict need-to-know basis for the purposes contemplated by this Agreement and on condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such Party is required to keep the Confidential Information confidential hereunder; and (b) a Party or its sublicensees may disclose, using appropriate measures to preserve confidentiality, such Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct clinical trials of, and to commercially market, Collaboration Products pursuant to this Agreement. Furthermore, a Receiving Party may request permission from the Disclosing Party to disclose such Confidential Information to the extent that such disclosure is reasonably necessary to obtain patents which such Receiving Party is permitted to obtain hereunder, which permission shall not be unreasonably withheld or delayed.

10.1.3 Required Disclosure. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided, however, that the Receiving Party shall notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure; and provided, further, that the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

10.2 Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 10 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 10.

10.3 Publication.

10.3.1 Takeda may publish or present data and/or results relating to a Collaboration Product arising in the course of R&D Program, subject to the prior review of the proposed disclosure by XOMA, solely to determine (a) whether the proposed disclosure contains the Confidential Information of XOMA or (b) whether the information contained in the proposed disclosure should be the subject of a patent application for Program Technology to be filed by XOMA prior to such disclosure. Takeda shall provide XOMA with the opportunity to review any proposed abstract, manuscript or presentation by delivering a copy thereof to XOMA no less than [*] before its intended submission for publication or presentation. XOMA shall have [*] from its receipt of any such abstract, manuscript or presentation in which to notify Takeda in writing of any specific objections to the disclosure, based on either the need to seek patent protection or concern regarding the specific disclosure of the Confidential Information of XOMA. In the event XOMA objects to the disclosure, Takeda agrees not to submit the publication or abstract or make the presentation containing the objected-to information until XOMA is given a reasonable additional period of time (not to exceed an additional [*]) to seek patent protection for any material in the disclosure which XOMA believes is patentable (subject, in all events, to Section 10.2) or, in the case of Confidential Information, to allow Takeda to delete any Confidential Information of XOMA from the proposed disclosure. Takeda agrees to delete from the proposed disclosure any Confidential Information of XOMA upon request.

10.3.2 Notwithstanding anything herein to the contrary, the Parties agree that XOMA may use “blinded” data (so long as such use does not jeopardize the patentability of any invention claimed by a patent or patent application filed by Takeda) for purposes of demonstrating, presenting or otherwise promoting its technologies, expertise, capabilities and/or applications of any thereof. With respect to the immediately preceding sentence, XOMA shall submit such blinded data to Takeda for approval at least [*] prior to disclosure, such approval not to be unreasonably withheld or delayed.

10.3.3 In any manuscript, publication or presentation relating to the Collaboration, the submitting or presenting Party will acknowledge the contributions of the other Party (including, where appropriate, co-authorship), giving equal prominence in such manuscript, publication or presentation to the name of the other Party.

10.4 Publicity. Except as expressly set forth herein, Takeda and XOMA each agree not to disclose any terms or conditions of this Agreement to any Third Party without first consulting with the other Party prior to such disclosure. The Parties hereby agree to the release of a press release in the form attached hereto as Schedule 10.4 upon full execution of this Agreement and that the fact of the consummation of this Agreement, as well as the terms that are expressly described in such press release, shall be deemed to be in the public domain. The Parties may thereafter from time to time (a) mutually agree on revisions to material to be used as a routine reference, which revisions shall be submitted by one Party for the review and approval of the other Party at least [*] prior to the anticipated use or disclosure of the revised material, such approval not to be unreasonably withheld or delayed, and (b) disclose any such agreed revised information without consulting the other Party. The terms of this Agreement shall be treated as the Confidential Information of Takeda and XOMA, and, except to the extent required by applicable law, shall not be disclosed except as otherwise provided herein without the written permission of XOMA or Takeda. If either Party desires to release a separate announcement relating to this Agreement, it shall first allow the other Party [*] to approve in writing such proposed announcement; provided that such approval shall not be unreasonably withheld or delayed. Nothing herein shall be deemed to prohibit, restrict or limit any disclosure that is consistent in all material respects with prior disclosures.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Representations, Warranties and Covenants of Takeda. Takeda represents and warrants to and covenants with XOMA that:

11.1.1 Takeda is a corporation duly organized, validly existing and in corporate good standing under the laws of Japan;

11.1.2 Takeda has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to XOMA in this Agreement;

11.1.3 Takeda has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

11.1.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Takeda, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting Parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

11.1.5 the performance of Takeda’s obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a Party or violate any court or administrative order by which it is bound;

11.1.6 neither it nor any of its employees or consultants working on the Collaboration have been debarred pursuant to the FDC Act or are currently excluded, debarred, suspended or otherwise ineligible to participate in Federal health care program and Takeda shall promptly notify XOMA of any change in this warranty and representation;

11.1.7 [*]; and

11.1.8 as of the Effective Date and continuing thereafter, Takeda is and shall remain in compliance in all material respects with any and all applicable laws and regulations relating to this Agreement and its ability to perform its obligations hereunder.

11.2 Representations, Warranties and Covenants of XOMA. XOMA represents and warrants to and covenants with Takeda that:

11.2.1 XOMA is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware;

11.2.2 XOMA has the corporate and full legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Takeda in this Agreement;

11.2.3 XOMA has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

11.2.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of XOMA enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting Parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

11.2.5 the performance of its obligations under this Agreement will not conflict with XOMA’s charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a Party or violate any court or administrative order by which it is bound;

11.2.6 neither it nor any of its employees or consultants working on the Collaboration have been debarred pursuant to the FDC Act or are currently excluded, debarred, suspended or otherwise ineligible to participate in Federal health care program and XOMA shall promptly notify Takeda of any change in this warranty and representation;

11.2.7 all license agreements that XOMA has with Third Parties relating to intellectual property that XOMA will utilize or reasonably anticipates utilizing to perform its obligations hereunder with respect to R&D Program(s) and the Collaboration more generally are provided in Schedule 1.57;

11.2.8 [*];

11.2.9 [*];

11.2.10 [*];

11.2.11 to XOMA’s reasonable knowledge, during the course of Takeda’s due diligence investigation in connection with entering into this Agreement conducted prior to the Effective Date, XOMA neither (a) disclosed to Takeda any written material that contained a material misstatement regarding (i) any agreement between XOMA and a Third Party relating to Relevant Third Party IP, or (ii) XOMA’s ability to conduct the R&D Program(s) or the Collaboration more generally; nor (b) failed to disclose to Takeda any written material in XOMA’s possession that would reasonably be expected to be material to (i) any agreement between XOMA and a Third Party relating to Relevant Third Party IP, or (ii) any Relevant Third Party IP and the Collaboration more generally; and

11.2.12 as of the Effective Date and continuing thereafter, XOMA is and shall remain in compliance in all material respects with any and all applicable laws and regulations relating to this Agreement and its ability to perform its obligations hereunder.

11.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY PRODUCT, PATENT RIGHTS, GOODS, SERVICES, MATERIALS OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

11.4 Limited Liability. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER TAKEDA NOR XOMA WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

ARTICLE 12

INDEMNITY

12.1 Takeda Indemnity Obligations. Subject to Section 12.3 hereof, Takeda agrees to defend, indemnify and hold XOMA, its Affiliates and their respective employees, directors, officers and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) arising as a result of: (a) actual or asserted violations of any applicable law or regulation by Takeda, its sublicensees and their respective Affiliates by virtue of which any Collaboration Products manufactured, distributed or sold by Takeda, its sublicensees or their respective Affiliates pursuant to this Agreement shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of any Collaboration Products by Takeda, its sublicensees or their respective Affiliates; (c) a recall of a Collaboration Product manufactured, distributed or sold by Takeda, its sublicensees or their respective Affiliates ordered by a governmental agency or required by a confirmed Collaboration Product failure as reasonably determined by the Parties hereto; or (d) Takeda’s breach of any of its representations, warranties or covenants hereunder.

12.2 XOMA Indemnity Obligations. Subject to Section 12.3 hereof, XOMA agrees to defend, indemnify and hold Takeda, its Affiliates and their respective employees, directors, officers and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) arising as a result of: (a) actual or asserted violations of any applicable law or regulation by XOMA, its sublicensees and their respective Affiliates by virtue of which any Collaboration Products manufactured, distributed or sold by XOMA, its sublicensees or their respective Affiliates pursuant to this Agreement shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of any Collaboration Products by XOMA, its sublicensees or their respective Affiliates; (c) a recall of a Collaboration Product manufactured, distributed or sold by XOMA, its sublicensees or their respective Affiliates ordered by a governmental agency or required by a confirmed Collaboration Product failure as reasonably determined by the Parties hereto; or (d) XOMA’s breach of any of its representations, warranties or covenants hereunder.

12.3 Limitation on Indemnity Obligations. Neither Party, its Affiliates or their respective employees and agents shall be entitled to the indemnities set forth in Sections 12.1 or 12.2 respectively, to the comparative extent the claim, loss, damage or expense for which indemnification is sought was caused by a grossly negligent, reckless or intentional act or omission by such Party, its directors, officers, employees or authorized agents.

12.4 Procedure. If a Party or any of its Affiliates or their respective employees or agents (collectively, the “Indemnitee”) intends to claim indemnification under this Article 12, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee;

provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Article 12, provided that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee. The indemnity agreement in this Article 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 12 resulting from such failure, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 12. The Indemnitee under this Article 12, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

12.5 Insurance. Each Party shall maintain appropriate product liability insurance (and/or self-insurance) with respect to Research and Development and Manufacture of Collaboration Products by such Party in such amount as such Party customarily maintains with respect to sales of its other products. Each Party shall maintain such insurance for so long as it continues to manufacture or sell Collaboration Products, and thereafter for so long as such Party customarily maintains insurance with respect to sales of its other products.

ARTICLE 13

EXPIRATION AND TERMINATION

13.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until the later of (a) the payment by Takeda and receipt by XOMA of the last amount to be paid by Takeda to XOMA pursuant to the terms hereof or (b) the cessation of all Research and Development activities with respect to all Program Antibodies, Collaboration Targets and/or Collaboration Products, as applicable, pursuant to the terms hereof.

13.2 Takeda Option to Terminate R&D. After the expiration of (a) initially scheduled period provided in the first R&D Plan to identify candidates of Collaboration Product or (b) [*] following commencement of the R&D Program, whichever is later, Takeda may terminate this Agreement as to such R&D Program at its sole discretion effective upon [*] prior written notice to XOMA.

13.3 Change of Control. In the event of a Change of Control of XOMA, XOMA shall, to the extent it is legally permitted to do so, notify Takeda of such Change of Control, specifying the effective date of such Change of Control and the name(s) of the controlling party or parties, within [*] following the date when such change comes to the knowledge of XOMA. Takeda shall have the right, but not the obligation, to terminate any further obligations to perform or fund any further work under any and all R&D Programs at any time within [*] following such Change of Control or the receipt of the notice made under this Section 13.3, whichever is later, effective upon [*] written notice. In the event of a Change of Control of XOMA, Takeda shall be entitled to continue to pursue the research and development of any Program Antibody so long as it continues to comply with the financial obligations of Takeda pursuant to

Article 7 with respect to any products arising out of such research and development, which shall survive any termination by Takeda pursuant to this Section 13.3.

13.4 Events of Default. An “Event of Default” by either Party shall have occurred upon (a) the occurrence of a material breach of this Agreement if such Party fails to remedy such breach within [*] after written notice thereof by the non-breaching Party [*] in the event of a Party’s failure to make a payment required hereunder) or, if remediation of such breach (other than a payment breach) [*] is not practicable, if such Party fails to commence and diligently pursue such remediation during such [*]period, or (b) the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against such Party that is not dismissed or otherwise disposed of within [*] thereafter.

13.5 Effect of an Event of Default. In the event of an Event of Default, the non-defaulting Party shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity and subject to the limitations set forth in Sections 3.8, 11.4 and 14.8 hereof, to (a) if the Event of Default directly relates to less than all Collaboration Targets, Program Antibodies and Collaboration Products, by written notice to the other Party, deem that such Party has abandoned work on the Collaboration Target(s), Program Antibodies and/or Collaboration Product(s) to which such Event of Default directly relates, or (b) if the Event of Default directly relates to all Collaboration Targets, Program Antibodies and Collaboration Products, by written notice to the other Party, deem that such Party has terminated this Agreement in its entirety.

13.6 XOMA’s Continued Research Rights After Termination of R&D Programs under Section 2.1.2, Section 13.2 or Section 13.5. In the event particular R&D Program is terminated pursuant to Section 2.1.2, Section 13.2 or Section 13.5 for an Event of Default by Takeda XOMA shall be free to continue any R&D Program to which such termination relates or development or commercialization of any Collaboration Product(s) as to which such termination relates on its own, in which event, notwithstanding anything herein to the contrary:

[*]

XOMA’s option in the preceding sentence of this Section 13.6 shall be subject to XOMA paying to Takeda, with respect to any such R&D Program or Collaboration Product as to which such option is exercised, a royalty on Net Sales of any products so licensed in an amount equal to (i) [*] of the royalty in case of termination after [*] for such Collaboration Product under Section 2.1.2 or Section 13.2, or (ii) [*] of the royalty in case of (1) termination under Section 13.5 or (2) termination before [*] for such Collaboration Product under Section 2.1.2 or Section 13.2, in each case that Takeda would have been required to pay XOMA hereunder had such product been a Collaboration Product.

13.7 Takeda’s Rights After Termination for an Event of Default by XOMA. In the event this Agreement is terminated pursuant to Section 13.5 for an Event of Default by XOMA, all R&D Programs to which such termination relates shall terminate and the licenses granted under Section 6.1.3 by Takeda to XOMA with respect to all Collaboration Products as to which such termination relates shall terminate. At the option of Takeda, Takeda shall be free to continue any R&D Program to which such termination relates or development or commercialization of any Collaboration Product(s) as to which such termination relates on its own, in which event, notwithstanding anything herein to the contrary:

[*]

Takeda’s option in the preceding sentence of this Section 13.7 shall be subject to Takeda paying to XOMA, with respect to any such R&D Program or Collaboration Product as to which such option is exercised, a royalty on Net Sales of any products so licensed in an amount equal to [*] of the royalty that Takeda would have been required to pay XOMA hereunder had such product been a Collaboration Product that Takeda would have been required to pay XOMA hereunder had such product been a Collaboration Product.

13.8 Effect of Expiration or Termination of Agreement. The expiration or termination of a given R&D Program or this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In no way limiting the generality of the foregoing, (a) the provisions of Articles 1, 9, 10-12 and 14 and Sections 2.1.3.1, 2.4, 2.6, 4.3, 5.1.2, 6.1.1, 7.8-7.13, 13.3 and 13.6-13.8 shall survive the expiration or termination of this Agreement, and (b) in the event of any termination of this Agreement to which either Section 13.6 or Section 13.7 applies, the provisions of Sections 7.4 and 7.5.2 shall survive such termination.

ARTICLE 14

MISCELLANEOUS

14.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided, however, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

14.2 Assignment. This Agreement may not be assigned or otherwise transferred, in whole or in part, by either Party without the consent of the other Party; provided, however, that either Takeda or XOMA may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, or (ii) in connection with a merger, consolidation or sale of such portion of a Party’s assets that includes rights under this Agreement to an unrelated Third Party; provided, further, that such Party’s rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, unless the Parties otherwise agree; provided, however, that this section will not relieve the assignor from any of its obligations as a surety even after the assignment.

14.3 Bankruptcy. All rights and licenses granted under this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title XI of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that the licensing Party under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party, to the extent permitted under applicable Laws, shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

14.4 Severability. Each Party hereby agrees that it does not intend to violate any public policy, Law, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions in lieu of such invalid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

14.5 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Takeda:	Takeda Pharmaceutical Company Limited
1-1, Doshomachi 4-chome
Chuo-ku, Osaka 540-8645 Japan Attention: Global Licensing & Business Development Department
Telephone: [*] Facsimile: [*]

If to XOMA:	XOMA (US) LLC 2910 Seventh Street Berkeley, California 94710
USA Attention: Legal Department Telephone: (510) 204-7200
Facsimile: (510) 649-7571

with a copy to:	XOMA (US) LLC 2910 Seventh Street Berkeley, California 94710
USA Attention: Vice President, Business Development Telephone: (510) 204-7200
Facsimile: (510) 649-7571

14.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflicts of law principles thereof.

14.7 Forum Selection; Consent to Jurisdiction. Subject to Section 14.8, any litigation based hereon, or arising out of, under, or in connection with this Agreement, shall be brought and maintained exclusively in the state or federal courts located within San Francisco, the State of California if initiated by Takeda and the district court within Osaka, Japan if initiated by XOMA. The Parties hereby expressly and irrevocably submit to the jurisdiction of the courts located within San Francisco, the State of California or Osaka, Japan for the limited purpose of any such litigation as set forth above. The Parties further irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service. The Parties hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

14.8 Dispute Resolution. The Parties hereby agree that they will first attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder the manner of resolution of which is not addressed in Section 3.8, the matter shall be referred to the Representatives. If the matter has not been resolved within [*] of the first meeting of the Representatives (which period may be extended by mutual agreement) concerning such matter, either Party may initiate arbitration by giving notice to that effect to the other Party simultaneously with filing a notice with the International Chamber of Commerce or its successor organization (“ICC”) in accordance with its International Arbitration Rules. Such dispute shall then be settled by arbitration in San Francisco, California if initiated by Takeda, and in Osaka, Japan if initiated by XOMA, in each case to be conducted in the English language and in accordance with the International Arbitration Rules of the ICC or other rules agreed to by the Parties, by a panel of three neutral arbitrators who shall be selected by the Parties using the procedures for arbitrator selection of the ICC.

14.8.1 The panel shall render its decision and award, including a statement of reasons upon which such award is based, within [*] after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the Parties, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 14.7.

14.8.2 Except as provided in Section 3.8 or in Section 9.6, the procedures specified in this Section 14.8 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided that a Party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage. Despite such actions seeking injunctive or other provisional judicial relief, the Parties will continue to participate in good faith in the procedures specified in this Section 14.8.

14.8.3 The arbitrators shall issue with the rulings a written determination as to how the fees and expenses of the arbitration, along with the reasonable legal fees and expenses of each Party (including all attorneys’ fees, witness fees and expenses), shall be allocated between the Parties. The arbitrators shall allocate such fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitral proceeding, with the Party prevailing on more issues, or issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

14.9 Entire Agreement. This Agreement, together with the exhibits and appendices hereto and any confidentiality agreement(s) executed in contemplation of this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

14.10 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

14.11 No Partnership. It is expressly agreed that the relationship between Takeda and XOMA shall not constitute a partnership, joint venture or agency. Neither Takeda nor XOMA shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

14.12 Exports. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. Takeda and XOMA agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. Takeda and XOMA agree to obtain similar covenants from their licensees, sublicensees, or corporate partners, as the case may be, and contractors with respect to the subject matter of this Section 14.12.

14.13 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

14.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Agreement as of the Effective Date.

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:	/s/ YASUCHIKA HASEGAWA
Name:	Yasuchika Hasegawa
Title:	President

XOMA (US) LLC

By:	/s/ JOHN L. CASTELLO
Name:	John L. Castello
Title:	Chairman of the Board, President and Chief Executive Officer

Schedule 1.46

[*]

Schedule 1.57

[*]

Schedule 1.70

[*]

Schedule 1.80

[*]

Schedule 2.2.1

[*]

Schedule 2.2.2

[*]

Schedule 2.2.3

[*]

Schedule 7.13

[*]

Schedule 10.4

Press Release

XOMA and Takeda Establish Collaboration for Therapeutic Antibody Discovery and Development

Berkeley, CA – November 2 (PST), and Osaka, JAPAN – November 2 (JST), 2006 – XOMA Ltd. (Nasdaq: XOMA) and Takeda Pharmaceutical Company Limited (TSE4502:Takeda) today announced that they have entered into an agreement for therapeutic monoclonal antibody discovery and development. The collaboration is intended to capitalize on XOMA’s comprehensive antibody discovery, development and production technologies and expertise.

The agreement calls for Takeda to make up-front and milestone payments to XOMA, fund XOMA’s R&D activities including manufacturing of the antibodies for preclinical and early clinical supplies, and pay royalties to XOMA on sales of products resulting from the collaboration. Payments to XOMA could exceed $100 million before royalties over the life of the collaboration.

Using its extensive collection of phage display libraries and antibody optimization technologies, XOMA will discover therapeutic antibodies against multiple targets selected by Takeda. Other XOMA activities will include preclinical studies to support regulatory filings, cell line and process development, and production of antibodies for initial clinical trials. Takeda will be responsible for clinical trials and commercialization of drugs after IND submission, and is granted the right to manufacture once the product enters into phase 2 clinical trials.

“XOMA’s extensive antibody discovery and development expertise and technologies fit well with Takeda’s objective of building a strategic presence and pipeline in therapeutic antibodies. We look forward to working with our new partner,” said John L. Castello, chairman of the board, president, and chief executive officer of XOMA.

“We are pleased with the conclusion of the agreement with XOMA, which has state-of–the-art technology in the antibody field”, said Shigenori Ohkawa, PhD, General Manager of Pharmaceutical Research Division of Takeda. “We believe that the collaboration with XOMA will accelerate our drug discovery and development activities in therapeutic antibodies, a field that continues to grow as an important source of new medicines.”

About XOMA

XOMA is a leader in the discovery, development and manufacture of therapeutic antibodies, with a therapeutic focus that includes cancer and immune diseases. XOMA has royalty interests in RAPTIVA® (efalizumab), a monoclonal antibody product marketed worldwide (by Genentech, Inc. and Serono, SA) to treat moderate-to-severe plaque psoriasis, and LUCENTIS™ (ranibizumab injection), a monoclonal antibody product marketed worldwide (by Genentech and Novartis AG) to treat neovascular (wet) age-related macular degeneration.

The company has built a premier antibody discovery and development platform that includes access to seven of the leading commercially available antibody phage display libraries and XOMA’s proprietary Human Engineering™ and bacterial cell expression (BCE) technologies. More than 45 companies have signed BCE licenses. XOMA’s development collaborators include Lexicon Genetics, Inc., Novartis, and

Schering-Plough Corporation. With a fully integrated product development infrastructure, XOMA’s product development capabilities extend from preclinical sciences to product launch. For more information, please visit the company’s website at www.xoma.com.

About Takeda

Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products. Aiming to become an “R&D-driven world-class pharmaceutical company”, Takeda is enhancing its R&D pipeline by concentrating its management resources for that purpose in the following selected core therapeutic areas:

•	lifestyle-related diseases,

•	oncology and urological diseases

•	central nervous system disorders, bone/joint diseases

•	gastroenterological diseases

Additional information about Takeda is available through its corporate website, www.takeda.com.

XOMA Contact:

Paul Goodson

Sr. Director, Investor Relations

Tel: (510) 204-7270

goodson@xoma.com

Takeda Pharmaceutical Company Limited Contact:

Corporate Communications Department

Head Office: +81-6-6204-2060

Tokyo Head Office: +81-3-3278-2039

# # #

Certain statements contained herein concerning product development or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, payments to XOMA potentially exceeding $100 million. Such statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. In particular, XOMA will not receive the estimated total amounts of funds if it cannot successfully discover and develop antibodies in this collaboration. These and other risks, including those related to the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); uncertainties regarding the status of biotechnology patents; uncertainties as to the cost of protecting intellectual property; changes in the status of the existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; market demand for products; scale up and marketing capabilities; competition; international operations; share price volatility; XOMA’s financing needs and opportunities and risks associated with XOMA’s status as a Bermuda company, are described in more detail in XOMA’s most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in considering XOMA’s prospects.